EXHIBIT 10.1

FORM
CONFIDENTIAL

____________________________

EQUITY PURCHASE AGREEMENT

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BY AND AMONG

THE AWARENESS GROUP LLC

AND

RENEWABLE ENERGY PRODUCTS MANUFACTURING CORP.

JANUARY [ • ], 2025

NO AGREEMENT, ORAL OR WRITTEN, RELATING TO ANY OF THE MATTERS COVERED BY THIS DRAFT AGREEMENT HAS BEEN ENTERED INTO BETWEEN THE PARTIES. THIS DOCUMENT, IN ITS PRESENT FORM OR AS MAY BE REVISED HEREAFTER, WILL NOT BECOME A BINDING AGREEMENT OF THE PARTIES UNLESS AND UNTIL IT HAS BEEN EXECUTED AND DELIVERED BY EACH PARTY. THE EFFECT OF THIS LEGEND MAY NOT BE CHANGED BY ANY ACTION OF THE PARTIES.

THE PARTIES RESERVE THE RIGHT TO MAKE SUCH AMENDMENTS AND MODIFICATIONS TO THIS DRAFT AGREEMENT AS THEY MAY DEEM NECESSARY OR APPROPRIATE.

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TABLE OF CONTENTS

ARTICLE 1 PURCHASE AND SALE OF THE PURCHASED SHARES		1
1.1	Purchase and Sale of the Purchased Shares.	1
1.2	Purchase Price.	2
1.3	Closing; Closing Date.	3
1.4	Closing Deliveries.	3

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		4
2.1	Organization and Qualification.	5
2.2	Authority; Binding Obligations.	5
2.3	Capitalization.	5
2.4	No Conflicts; Required Filings and Consents.	6
2.5	No Proceedings.	6
2.6	Employee Benefit Matters.	6
2.7	Labor and Employment Matters.	8
2.8	Financial Statements.	10
2.9	Absence of Undisclosed Liabilities.	11
2.10	Accounts Receivable; Accounts Payable; Inventory.	11
2.11	Tangible Properties; Title to Assets.	12
2.12	No Changes.	12
2.13	Compliance with Laws; Permits.	14
2.14	Litigation.	15
2.15	Real Property.	15
2.16	Environmental Matters.	16
2.17	Material Contracts.	18
2.18	Insurance.	20
2.19	Intellectual Property.	20
2.20	Privacy and Data Security.	22
2.21	Banking Information.	23
2.22	Affiliate Transactions.	23
2.23	No Brokers.	23
2.24	Customers and Suppliers.	24
2.25	Tax Matters.	24
2.26	Paycheck Protection Program.	26
2.27	Company Products and Warranties.	27
2.28	No Other Representations or Warranties.	28

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE BUYER		28
3.1	Organization of the Buyer.	28
3.2	Authority; Binding Obligations.	28
3.3	No Conflicts; Required Filings and Consents.	29
3.4	No Proceedings.	29
3.5	Brokers.	29
3.6	Investment Representations.	29
3.7	No Other Representations or Warranties.	30

ARTICLE 4 INDEMNIFICATION		30
4.1	Survival.	30
4.2	Indemnity by the Company.	31

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4.3	Limitations on Indemnification.	31
4.4	Indemnification Claims Procedure.	32
4.5	Characterization of Indemnity Payments.	34
4.6	Sole Remedy.	34

ARTICLE 5 COVENANTS		35
5.1	Tax Matters.	35
5.2	Public Announcements.	35
5.3	Further Assurances.	36
5.4	Release.	36

ARTICLE 6 MISCELLANEOUS		37
6.1	Notices.	37
6.2	Amendments and Waivers.	38
6.3	Expenses.	38
6.4	Assignment.	38
6.5	Governing Law; Waiver of Jury Trial.	38
6.6	Specific Performance; Injunctive Relief.	39
6.7	Counterparts.	40
6.8	Entire Agreement.	40
6.9	Severability.	40
6.10	No Third-party Beneficiaries.	40
6.11	Calculation of Time for Notices.	40

ARTICLE 7 DEFINITIONS AND INTERPRETATION		41
7.1	Certain Defined Terms.	41
7.2	Certain Other Definitions.	48
7.3	Interpretation and Rules of Construction.	49
7.4	Disclosure Schedule.	50

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EXHIBITS

Exhibit A – Form of Option Agreement

SCHEDULES

Schedule 1.4(a)(vii) – Termination of Related Party Agreements

Schedule 1.4(a)(viii) –Third Party Consents

Schedule 2.1(a) – Foreign Corporation Registration(s)/Operations

Schedule 2.4(a) – Conflicts

Schedule 2.4(b) – Required Filings and Consents

Schedule 2.6(a) – Employee Benefit Matters

Schedule 2.7(a)-(b), (e) – Labor and Employment Matters

Schedule 2.8(a) – Financial Statements

Schedule 2.9 – Undisclosed Liabilities

Schedule 2.12(a)-(b) – Operational Changes since 09/30/2024

Schedule 2.13(a), (d) – Non-Compliance with Laws or Permits

Schedule 2.14 – Litigation

Schedule 2.15(b) – Real Property/Leases

Schedule 2.16(a)-(f) – Environmental Matters

Schedule 2.17(a)(i)-(xix) – Material Contracts

Schedule 2.18 – Insurance

Schedule 2.19(b) – Intellectual Property

Schedule 2.21 – Banking Information

Schedule 2.22 – Affiliate Transactions

Schedule 2.24(a)-(b) – Customers and Suppliers

Schedule 2.25(m) – Tax Records

Schedule 2.27(b), (d)-(e) – Company Products and Warranties

Schedule 4.2(e) – Specific Indemnity Matters

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EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 25th day of January, 2025, by and among (i) The Awareness Group LLC, an Arizona limited liability company (the “Buyer”); and (ii) Renewable Energy Products Manufacturing Corp., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Section 7.1.

RECITALS

WHEREAS, the Company is in the business of Alternative Energy Project Development and has developed valuable funding relationships and lines of credit, a sales pipeline, and proprietary sales strategies;

WHEREAS, the Buyer has developed a platform for the marketing, sale, finance, and installation of alternative energy and related products (“Buyer Platform”); and

WHEREAS, the Parties believe Buyer’s phased acquisition of the Company, including an 18-month period of onboarding of the Company onto the Buyer Platform and integrating the Company into Buyer’s operations, will provide substantial value and growth opportunities to both the Buyer and Company; and

WHEREAS, in exchange for being onboarded onto the Buyer Platform and integrated into the Buyer’s operations, the Company wishes to issue 4,593,313 shares of Company Common Stock (the “Purchased Shares”), the equivalent of 51% of the Company, to the Buyer;

WHEREAS, at the expiration of the 18-month onboarding period or sooner as agreed upon by the Parties, and in the event neither party elects to opt out in accordance with Section 1.2(b), the Company desires to sell 4,413,183 shares of common stock constituting 49% of the Company (the “Remaining Shares”) to the Buyer, and the Buyer desires to purchase the Additional Shares upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals (which are incorporated herein by this reference) and the representations, warranties, covenants and agreements contained in this Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE OF THE PURCHASED SHARES

1.1 Purchase and Sale of the Purchased Shares.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall purchase from the Company, and the Company shall sell and issue to the Buyer, all of the Purchased Shares, free and clear of all Liens other than restrictions on transfer under the Organizational Documents of the Company and applicable state and federal securities laws and any Liens created by or imposed by the Buyer. The issuance of the Purchased Shares to Buyer will result in Buyer owning 51% of the Company.

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(b) Upon the Closing of this Agreement, an onboarding period will commence for the purpose of effectuating the payment of the Purchased Shares as set forth in Section 1.2(a), and calculating the purchase price of the Remaining Shares as set forth in Section 1.2(b) (the “Onboarding Period”). Except as otherwise agreed by the Parties in writing, the Onboarding Period will commence on July 25, 2025 and expire on or about July 25, 2026. At the expiration of the Onboarding Period, and subject to the terms and conditions set forth in Section 1.2(b), the Buyer shall purchase from the Company, and the Company shall sell and issue to the Buyer, all of the Remaining Shares, free and clear of all Liens other than restrictions on transfer under the Organizational Documents of the Company and applicable state and federal securities laws and any Liens created by or imposed by the Buyer. Profit distributions during the Onboarding Period will be distributed according to ownership percentages, with 51% to Buyer and 49% to Company.

(c) The period from the date of closing until the determination in writing of the commencement of the 12-month period to determine valuation shall be utilized for the purpose of preparing Company to maximize profitability. During this period, all terms and conditions of the agreement shall apply, and all profits during this period will continue to be distributed according to ownership percentages, with 51% to Buyer and 49% to Company.

1.2 Purchase Price.

(a) As payment in full for the Purchased Shares, Buyer commits to onboard the Company onto the Buyer Platform, pay Company’s operating expenses, and integrate the Company into Buyer’s operations (the “Onboarding Plan”), which includes:

•	Payment of the Company’s operating expenses incurred between January 25, 2025, and the Closing Date, attached hereto and incorporated herein as Exhibit A.
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Providing capital needed to pay Company’s monthly operating expenses and facilitate the growth projections of the Company via proforma agreed upon by all parties prior to the Closing, attached hereto and incorporated herein as Exhibit B, which is subject to reasonable adjustment in writing as necessary.

•	Implementation of all TAG Programs into the Company.
•	Executive business acumen.
•	Proprietary Growth Strategies.
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Necessary Human Capital, including the retention of all current Company employees and the provision to the Company of sufficient administrative support to facilitate, process, fund, and implement all projects sold by Company.

•	Provision of all Shared Services to Company, including but not limited to Marketing, Human Resources and Accounting.
•	Placement in TAG Grid to promote additional Business Opportunities.

(b) Subject to the opt-out provisions contained herein, within thirty (30) days of the expiration of the Onboarding Period payment in full for the Remaining Shares (49%) shall be due from Buyer to Company and calculated as four times the Adjusted EBITDA for the Company calculated for the duration of the Onboarding Period (the “Final Payment”). By way of illustration, if the Onboarding Period is 12 months, and the Company’s Adjusted EBITDA for that period is $2MM, then the Final Payment due from Buyer to Company shall be $2MM x 4 = $8MM x .49% remaining ownership= $3,920,000. Payout to be via 75% stock issuance, and 25% cash payment.

(i) “EBITDA” means net income, calculated as services revenues from the operations of the Company, including any portion of revenue jointly earned by Buyer and Company and allocated to Company by mutual agreement, less the total expenses of the Company towards employee salaries (including benefits), payroll costs, payroll taxes, independent contractor payments (and any corresponding benefits) and vendor payments, all as determined in accordance with GAAP as consistently applied by the Company less all overhead expenses and every business related expense excluding income taxes, interest, depreciation and amortization.

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(ii) “Adjusted EBITDA” means EBITDA as measured on a US GAAP basis for the Onboarding Period and adjusted to add back any management fees, general overhead expenses, or other intercompany charges, of whatever kind or nature, charged by Buyer to the Company, except that Buyer may charge interest on any loans or advances made by Buyer to the Company in connection with their business operations. For the avoidance of doubt, the Adjusted EBITDA of the Company includes any portion of profits ultimately due to Buyer as a 51% shareholder in the Company.

(iii) In the event the Company’s Adjusted EBITDA is calculated to be less than $250,000, Buyer may opt out of its agreement to purchase the Remaining Shares from Company.

1.3 Closing; Closing Date.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by electronic (i.e., email or PDF) delivery and exchange of the documents to be delivered at the Closing and release of signature pages by email on the date hereof (the “Closing Date”). Except as otherwise set forth herein, all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously.

1.4 Closing Deliveries.

(a) At the Closing, the Company and the Company shall have delivered or caused to be delivered each of the following to the Buyer:

(i) a stock certificate representing the Purchased Shares;

(ii) a certificate with respect to the Company, dated as of the Closing Date and executed on behalf of the Company by a duly authorized officer of the Company, in form and substance reasonably satisfactory to the Buyer, certifying that attached thereto are (A) a true, complete and correct copy of the articles of incorporation of the Company, as in effect on the Closing Date, certified by an appropriate authority of the jurisdiction of its formation, (B) true, complete and correct copies of resolutions adopted by the governing body of the Company authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, which resolutions have not been modified, rescinded or revoked;

(iii) a certificate of good standing (or its equivalent) of the Company from its jurisdiction of formation and in each other jurisdiction in which the Company is qualified, licensed or authorized to do business;

(iv) evidence, in form and substance reasonably satisfactory to the Buyer, that each Contract listed on Schedule 1.4(a)(vii) hereto has been terminated with effect as of the Closing, without any cost or continuing obligation following the Closing to the Company or the Buyer;

(v) evidence, in form and substance reasonably satisfactory to the Buyer, that all consents, notices and authorizations set forth on Schedule 1.4(a)(viii) hereto have been obtained;

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(vi) a certificate, dated as of the Closing Date, from the Company, complying with the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c), certifying that interests in the Company are not and have not been a “United States real property interest” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii)(II) of the Code;

(vii) all other documents reasonably required by the Buyer to effect the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) At the Closing, the Buyer shall have delivered or caused to be delivered each of the following to the Company:

(i) a certificate with respect to the Buyer, dated as of the Closing Date and executed on behalf of the Buyer by a duly authorized officer of the Buyer, in form and substance reasonably satisfactory to the Company, certifying that attached thereto are true, complete and correct copies of resolutions adopted by the governing body of the Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, which resolutions have not been modified, rescinded or revoked; and

(ii) all other documents reasonably required by the Company and the Company to effect the transactions contemplated by this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Disclosure Schedule, the Company hereby represents and warrants to the Buyer as follows:

2.1 Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to own, operate, lease and hold its properties and assets and to carry on its business as and where such properties and assets are presently located and such business is presently conducted. The Company is duly qualified, licensed or authorized to do business as a foreign corporation and is, to the extent applicable, in good standing under the Laws of each jurisdiction in which the properties and assets owned, operated, leased or held by it, or the nature of the business conducted by it, makes such qualification, licensing or authorization necessary, except where the failure to be so duly qualified, licensed or authorized and in such good standing would not, individually or in the aggregate, have a Material Adverse Effect. Section 2.1(a) of the Disclosure Schedule lists (i) each state or jurisdiction in which the Company is duly qualified, licensed or authorized to do business as a foreign corporation and (ii) each state or jurisdiction in which the Company has employees or facilities or otherwise conducts its business.

(b) The Company has furnished or otherwise made available to the Buyer true, correct and complete copies of the Organizational Documents of the Company, in each case as amended and/or restated and in effect as of the date hereof, which Organizational Documents are in full force and effect. The Company is not in violation of its Organizational Documents. The membership interest and minute books of the Company made available to the Buyer for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement and such minute books contain an accurate record of all corporate or similar actions of the governing body and members of the Company taken at a meeting or by written consent since the Company’s inception.

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2.2 Authority; Binding Obligations.

The Company has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Company is or will be a party, to perform its covenants and obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is or will be a party, the performance by the Company of its covenants and obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate action of the Company, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement or the Ancillary Agreements to which the Company is or will be a party, the performance by the Company of its covenants and obligations hereunder and thereunder and/or the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to which the Company is or will be a party has been or will be duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, and similar Laws of general applicability relating to or affecting creditors’ rights generally or by general principles of equity.

2.3 Capitalization.

(a) Immediately prior to the Closing, the Company had 9,006,496 shares of Common Stock authorized, of which 4,413,183 shares are issued and outstanding. The Company has not authorized or issued any other classes of stock. The Company shares (i) have been duly authorized and validly issued and are fully paid and nonassessable and have been issued in accordance with the requirements under the Organizational Documents of the Company and applicable securities Laws or pursuant to a valid exemption therefrom, and (ii) and are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal of any Person to acquire Equity Interests of the Company.

(b) The Company has never adopted, sponsored or maintained any equity incentive plan or any other plan or agreement providing for equity-related compensation to any Person (whether payable in Equity Interests, cash or otherwise). There are no subscriptions, options, convertible securities, rights (preemptive or otherwise), commitments, warrants, calls, demands or Contracts of any nature (whether or not currently exercisable), written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, obligating the Company to cause to be issued, delivered, sold, repurchased or redeemed, or otherwise relating to, any Equity Interests of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company (whether payable in Equity Interests, cash or otherwise). There are no voting trusts, proxies or other agreements or understandings with respect to the Equity Interests of the Company, and there are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Equity Interests of the Company.

(c) The Purchased Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free and clear of any and all Liens other than restrictions on transfer under the Organizational Documents of the Company, applicable state and federal securities laws and Liens created by or imposed by the Buyer.

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(d) The Company does not own or control, and has never owned or controlled, directly or indirectly, any Equity Interests in any Person. The Company does not have, and has never had, any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of, or otherwise financially support any Person.

2.4 No Conflicts; Required Filings and Consents.

(a) Except as set forth in Section 2.4(a) of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is or will be a party, the compliance by the Company with its obligations hereunder and thereunder and/or the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not: (i) result in a violation or breach of or conflict with the Organizational Documents of the Company, or (ii) assuming that (x) all consents, approvals, authorizations, registrations, qualifications, declarations, filings, notifications and other actions described in Section 2.4(b) are obtained or made, (y) any applicable waiting periods required thereunder have been terminated or expired, and (z) any condition precedent or other obligation to any such consent, approval, authorization or waiver has been satisfied, (A) conflict with, violate or constitute (with or without notice or lapse of time, or both) a violation of, in any material respect, any Law applicable to the Company or by which any property or asset of the Company is bound, (B) require the delivery of any notice or consent under, result in a violation or breach of, conflict with any provision of, or constitute (with or without notice or lapse of time, or both) a default or give rise to any right of termination, acceleration or cancellation or loss of benefit under, or accelerate the performance required by, or give rise to any obligation of the Company to make any payment under, any of the terms, conditions or provisions of any Material Contract, (C) result in the creation of any Lien on any property or asset of the Company, or (D) permit the acceleration of the maturity of any indebtedness of the Company.

(b) Except as set forth in Section 2.4(b) of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is or will be a party, the compliance by the Company with its obligations hereunder and thereunder and/or the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not require any consent, approval or authorization of, waiting period expiration or termination, or registration, qualification, declaration or filing with or notification to, any Governmental Authority or any other Person.

2.5 No Proceedings.

No Action is pending or, to the Knowledge of the Company, threatened before any Governmental Authority (a) seeking to prohibit the Company from (i) entering into this Agreement, (ii) performing its covenants and obligations hereunder, and/or (iii) consummating the transactions contemplated hereby; (b) seeking to prohibit the Closing; and/or (c) seeking Damages against the Company or any of the assets or properties of the Company as a result of the consummation of the transactions contemplated hereby.

2.6 Employee Benefit Matters.

(a) Section 2.6(a) of the Disclosure Schedule sets forth a correct and complete list of each Employee Benefit Plan. With respect to each Employee Benefit Plan, the Company has furnished or otherwise made available to the Buyer a correct and complete copy thereof (including any applicable amendments) and, to the extent applicable, in each case as of the date of this Agreement, (i) any related trust agreement or other funding instrument, (ii) the most recent determination, advisory, notification or opinion letter of the IRS, if applicable, (iii) the most recent summary plan description and other equivalent written communications by the Company to its employees concerning the extent of the benefits provided under such Employee Benefit Plan, (iv) for the three (3) most recent years (A) the filed Form 5500 and attached schedules and (B) the financial statements (if applicable), (v) a summary of any proposed amendments or changes anticipated to be made to such Employee Benefit Plan at any time within the twelve (12) months immediately following the date hereof, (vi) any coverage and non-discrimination testing results for the three (3) most recent years, and (vii) all material written correspondence relating to any audit, investigation or correction associated with such Employee Benefit Plan. Neither the Company nor any of its ERISA Affiliates has ever maintained, established, sponsored, participated in, had any obligation or liability with respect to (including any contingent liability) or had any obligation to contribute to any (x) a defined benefit plan (as defined in Section 3(35) of ERISA) or any pension plan subject to Section 412 of the Code or Title IV of ERISA, (y) a “multiemployer plan,” as defined in Section 3(37) of ERISA, or (z) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

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(b) Each Employee Benefit Plan has been maintained, operated and administered in all material respects in accordance with its terms and the requirements of all Laws applicable to the Company or such Employee Benefit Plan, including ERISA and the Code, and all applicable Contracts. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or is entitled to rely on a favorable opinion, advisory or notification letter issued by the IRS, and no fact or event has occurred since the date of such determination letter which could reasonably be expected to result in the revocation of such letter. All contributions (including all employer contributions and employee salary reduction contributions), premiums and benefit payments under or in connection with the Employee Benefit Plans that are required to have been made in accordance with the terms of the Employee Benefit Plans or any Laws applicable to the Company or the Employee Benefit Plans have been timely made.

(c) Neither the Company nor any of its ERISA Affiliates has terminated any defined benefit plan, or incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefits Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA. No event has occurred and, to the Knowledge of the Company, no condition exists that would subject the Company, including by reason of its affiliation with any ERISA Affiliate, to any liability imposed under Title IV of ERISA or Section 412 of the Code.

(d) The Company does not have any obligation or liability (contingent or otherwise) to provide, and no Employee Benefit Plan provides for, post-service health or welfare benefit coverage for any current or former officers, directors, employees or other service providers of the Company (or any of their respective dependents or beneficiaries) except as may be required under Part 6 of Title I of ERISA or state insurance Laws (collectively, “COBRA”). No Employee Benefit Plan provides for, nor as of the date of this Agreement, does the Company have any obligation under any Contract to provide or liability with respect to, post-termination payments (whether of severance pay, change of control or otherwise), equity acceleration, forgiveness of indebtedness, vesting, retiree benefits, medical aid, increase in benefits or obligation to fund benefits, with respect to any employee, upon or following the termination of such employee’s employment with the Company, except as may be required by COBRA.

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(e) No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA (other than a transaction exempt under Section 408 of ERISA), has occurred with respect to any Employee Benefit Plan. To the Knowledge of the Company, no breach of fiduciary duty has occurred with respect to any Employee Benefit Plan with respect to which the Company or any fiduciary of any such Employee Benefit Plan could reasonably be expected to incur any liability. Each Employee Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to the Buyer or the Company. With respect to each Employee Benefit Plan, as of the date of this Agreement, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened; (ii) to the Knowledge of the Company, no facts or circumstances exist that could give rise to any such Actions; and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the Knowledge of the Company, threatened in writing. The Company has classified all individuals who perform services for the Company correctly under each Employee Benefit Plan, ERISA, the Code and all other Laws applicable to the Company as common law employees, independent contractors or leased employees, and no individual who performs or who has performed services for the Company in any capacity has been improperly excluded from participating in any Employee Benefit Plan. The Company has complied with all Form 5500 series filing obligations with respect to each Employee Benefit Plan.

(f) No Employee Benefit Plan or other arrangement maintained by the Company, either individually or collectively, exists that, as a result of the execution of this Agreement and the consummation of the transactions contemplated hereby, alone or in connection with any subsequent event(s), would (i) result in any increase in any payment or benefit, the vesting or funding (through a grantor trust or otherwise) of any payment or benefit, or the payment of or acceleration of the payment of any payment or benefit, in each case under any Employee Benefit Plan, (ii) limit the right to merge, amend or terminate any Employee Benefit Plan, or (iii) result in any “parachute payment” under Section 280G of the Code (disregarding for this purpose whether or not such payment is considered to be reasonable compensation for services rendered).

(g) The Company and each of its ERISA Affiliates has complied, in all material respects, with, to the extent applicable, COBRA and the requirements of the Patient Protection and Affordable Care Act of 2010, with respect to each Employee Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code. The Company does not have any obligations under COBRA with respect to any ERISA Affiliate.

(h) Each Employee Benefit Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and maintained in compliance with the provisions of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

2.7 Labor and Employment Matters.

(a) Section 2.7(a) of the Disclosure Schedule contains a correct and complete list of all employees of the Company as of the Closing Date, and sets forth for each such employee (i) job title, (ii) hire date, (iii) current base salary or hourly wage rate, (iv) any bonus amounts paid with respect to 2024, (v) any bonus or other compensation amounts paid, proposed to be paid, promised to be paid or otherwise earned with respect to 2024 and 2025, (vi) accrued but unused vacation or paid time off (including the portion of which that would be required to be paid upon the cessation of such employee’s employment), (vii) active or inactive status and, if applicable, the reason for inactive status, (viii) accrued but unused sick days, (ix) full-time or part-time status, (x) exempt or non-exempt status under the Fair Labor Standards Act and similar state Law, (xi) the total amount of bonus, severance, retention, change of control and/or other amounts to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated by this Agreement, (xii) union/non-union status, and (xiii) employment location. The Company does not have any employees outside of the United States.

(b) Section 2.7(b) of the Disclosure Schedule contains a correct and complete list of all independent contractors, consultants, temporary or leased employees, and any other Persons that are natural persons and performing services with respect to the operation of the business of the Company (“Contingent Workers”) as of the Closing Date, and sets forth for each such person the following: (i) name (including business name, if applicable); (ii) start date; (iii) expected termination date (if known); (iv) expected or actual average monthly compensation; (v) description of fee structure and other contractual terms; and (vi) location where services are being performed. The Company does not have any Contingent Workers outside of the United States.

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(c) The Company has properly classified and treated all individuals who have performed services for it as an employee or independent contractor and as exempt or non-exempt, and there is no Action pending or, to the Knowledge of the Company, threatened that challenges such classifications.

(d) The Company is not a party to any labor or collective bargaining agreement, and, to the Knowledge of the Company, no employee of the Company is represented by any labor organization with respect to such employee’s employment with the Company. There are no (i) strikes, work stoppages, work slowdowns, lockouts or other material job actions pending or, to the Knowledge of the Company, threatened against or involving the Company (including as a result of COVID-19 or any COVID-19 Measures); (ii) unfair labor practice charges or other material labor disputes pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company; (iii) elections, petitions or proceedings by a labor union or representative thereof to organize any employees of the Company; (iv) material grievance or arbitration demands against the Company whether or not filed pursuant to a collective bargaining agreement; or (v) charges, claims, compliance orders or investigations by any local labor or tax Governmental Authority in relation to the employment by the Company of any employee or engagement by the Company of any other Person.

(e) Except as set forth in Section 2.7(e) of the Disclosure Schedule, (i) the Company is and has been in compliance in all material respects with all applicable Laws relating to employment, employment practices, wages, hours or other labor-related matters, including applicable Laws relating to discrimination, worker classification (including the proper classification of workers as independent contractors and consultants and exempt and non-exempt), wages and hours, compensation, labor relations, leave of absence requirements, occupational health and safety, harassment, retaliation, immigration or wrongful discharge of current or former employees of the Company or Contingent Workers (collectively referred to as the “Employment Laws”); (ii) there is no Action pending or, to the Knowledge of the Company, threatened, and since January 1, 2019 there has not been any Action against the Company with respect to the foregoing Employment Laws; and (iii) the Company has withheld and reported all amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries and other payments to its current or former employees and/or Contingent Workers.

(f) The Company (i) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing Employment Laws; and (ii) is not liable for any payment to any trust or other fund governed or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for its employees (other than routine payments to be made in the normal course of business and consistent with past practices).

(g) There have not been any wage and hour claims by any current or former employee of the Company nor, to the Knowledge of the Company, are there any wage and hour claims currently threatened by any employee of the Company. There are no material charges or claims against the Company pending or, to the Knowledge of the Company, threatened with any Governmental Authority based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by the Company of any individual.

(h) The Company has not effectuated a “mass layoff,” “plant closing,” partial “plant closing,” “relocation,” or “termination” (each as defined in the Worker Adjustment and Retraining Notification Act or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company.

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(i) The Company has paid all Accrued Compensation to the employees and independent contractors of the Company as and when required to be paid pursuant to applicable Laws and Contracts.

(j) As of the date hereof, (i) all employees of the Company are employed on an at-will basis and their employment can be terminated at any time for any lawful reason, without notice, and without any severance or penalty amounts being owed to such employee, (ii) no key employee of the Company has provided notice to the Company of his or her intent to terminate his or her employment with the Company, and (iii) the consulting or independent contractor arrangement of each Contingent Worker is terminable on thirty (30) days’ or less notice (without the imposition of severance pay or penalties) by the Company.

(k) No officer, manager, employee, or Contingent Worker is employed or engaged pursuant to a visa, work permit or other work authorization that is time limited, and the Company has not entered into any contractual obligations with any employee or prospective employee to assist in obtaining permanent residence on behalf of such Person. The Company has complied in all material respects with all applicable immigration Laws with respect to their current and former employees, a properly completed Form I-9 is on file with the Company for each applicable current and former employee as required by Law, and the Company has complied in all material respects with all applicable Laws requiring reporting of legal work status in the applicable federal and state jurisdictions, including any mandatory E-Verify obligations. Furthermore, the Company has properly completed and maintained all records required by the United States Citizenship and Immigration Services (legacy Immigration and Naturalization Service), the United States Department of Labor and such other Governmental Authority for each applicable employee the Company has sponsored for immigrant or nonimmigrant status in the United States and all such records are correct and complete in all material respects.

(l) The Company has not engaged temporary employees or obtained the services of workers providing services to the Company through staffing companies, employee leasing entities, Professional Employer Organizations (PEO) or other similar suppliers of labor.

(m) The Company has not had, and to the Knowledge of the Company there are no facts that would give rise to, any material workforce changes resulting from disruptions due to COVID-19 or COVID-19 Measures, whether directly or indirectly, including any material actual or expected terminations, layoffs, furlough, shutdowns (whether voluntary or by Order), or any changes to benefit or compensation programs, nor are any such changes currently contemplated.

2.8 Financial Statements.

(a) Section 2.8(a) of the Disclosure Schedule includes a correct and complete copy of (i) the unaudited Financial Statements of the Company as of and for the fiscal years ended December 31, 2022 and 2023 (the “Annual Financial Statements”) and (ii) the unaudited interim Financial Statements of the Company as of and for the nine (9) months ended September 30, 2024 (the “Interim Financial Statements,” and together with the Annual Financial Statements, the “Company Financial Statements”).

(b) The Company Financial Statements present fairly in all material respects the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified. The Company Financial Statements have been prepared in accordance with the Accounting Principles applied on a consistent basis throughout the periods indicated, except that the unaudited interim Financial Statements do not contain footnotes and are subject to normal year-end adjustments, none of which, alone or in the aggregate, are reasonably expected to have a material impact on the consolidated results of operations of the Company. The books and records of the Company have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and the Company Financial Statements are consistent with such books and records.

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(c) The Company is not a party to, nor does it have any legally binding commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand.

(d) No employee of the Company has identified or made the Company aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Company’s internal accounting controls or the Company Financial Statements. To the Knowledge of the Company, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Company Financial Statements.

(e) Neither the Company nor any of its officers, directors and employees have, and to the Knowledge of the Company, no agents or other third party representatives or any other Persons while acting for or on behalf of the Company has, directly or indirectly, (i) circumvented the internal accounting controls of the Company, (ii) falsified any of the books, records or accounts of the Company or (iii) made false or misleading statements to, or attempted to improperly coerce or fraudulently influence, an accountant in connection with any audit, review or examination of the financial statements of the Company.

2.9 Absence of Undisclosed Liabilities.

The Company has no material Liabilities, except for those Liabilities (a) reflected on the Latest Balance Sheet, (b) incurred by the Company since the Latest Balance Sheet Date in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, violation of Law or COVID-19 or any COVID-19 Measures), (c) arising under the terms of any Contract or Permit binding upon the Company, excluding any liabilities arising from any breach or default under, or event that with the lapse of time or the giving of notice and passage of time without a cure would constitute a breach or default under such Contract or Permit, and (d) set forth on Section 2.9 of the Disclosure Schedule.

2.10 Accounts Receivable; Accounts Payable; Inventory.

(a) The Company has delivered to the Buyer a true, correct and complete aging schedule of all Accounts Receivable of the Company as of the Latest Balance Sheet Date. The Accounts Receivable reflected on the Latest Balance Sheet and the Accounts Receivable arising after the date thereof (i) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business; (ii) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business, and (iii) are not the subject to any formal Action brought by or on behalf of the Company. Such Accounts Receivable are current and will be collected at their recorded amounts in accordance with their terms within three (3) months of the date hereof, except to the extent of any bad debt reserve reflected on the Latest Balance Sheet. No such Account Receivable has been assigned or pledged to any other Person. The reserve for bad debts shown on the Latest Balance Sheet or, with respect to Accounts Receivable arising after the Latest Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP.

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(b) All accounts payable of the Company arose in the ordinary course of business consistent with past practice, and no such accounts payable is past due or otherwise in default in its payment or is being disputed. Since the Latest Balance Sheet Date, the Company has paid its accounts payable in the ordinary course of business, except for those accounts payable the Company is contesting in good faith.

(c) The Company has delivered to the Buyer a true, correct and complete list of all Inventory of the Company as of the Latest Balance Sheet Date. All Inventory of the Company, whether or not reflected on the Latest Balance Sheet, consists of items of a quality, condition and quantity consistent with normal seasonally-adjusted Inventory levels of the Company, all of which is usable and saleable in the ordinary course of business, except to the extent written down or reserved against on the Latest Balance Sheet (or the Company’s books and records for Inventories manufactured since the Latest Balance Sheet Date). The Company’s Inventory is valued on the Company’s books of account in accordance with Accounting Principles at the lower of cost or market, and the value of obsolete materials, materials below standard quality and slow-moving materials have been written down in accordance with the Accounting Principles. All such Inventory is owned by the Company free and clear of all Liens, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

2.11 Tangible Properties; Title to Assets.

The Company has good, valid and marketable title to, or a valid leasehold interest in or a valid right to use, all of the equipment, furniture, machinery, vehicles, structures, tooling, fixtures and other tangible personal property and assets (the “Tangible Properties”) necessary for the Company to conduct its business and operations as presently conducted, free and clear of any Liens. The Tangible Properties are maintained in good operating condition, reasonable wear and tear excepted, for the purposes for which they are currently being used, and are free of any material structural or engineering defects. None of the Tangible Properties are in the possession, custody or control of any Person other than the Company. No Affiliate of the Company or the Company owns, leases or licenses any rights, claims, entitlements or assets used, held for use or reasonably necessary for use in connection with the Company’s business. The Tangible Properties of the Company reflected on the Latest Balance Sheet or acquired thereafter constitute all of the tangible assets currently used in connection with the operation of the Company’s business as currently conducted by the Company.

2.12 No Changes.

(a) Since September 30, 2024, except as set forth in Section 2.12(a) of the Disclosure Schedule and except for the execution of this Agreement and the discussions, negotiations and the transactions related hereto, (i) the Company has conducted its business in all material respects in the ordinary course of business; (ii) there has not been (A) Material Adverse Effect, (B) any damage, destruction or loss (whether or not covered by insurance) that had or might have a Material Adverse Effect, (C) any material adverse effect on the Company’s sales patterns, pricing policies, Accounts Receivable or accounts payable, (D) any material adverse effect on the customary methods of operation of the Company or its business or the manner in which the Company’s business is conducted, or (E) any material adverse effect on the relationships between the Company on the one hand and any joint venture partners, suppliers, licensors, customers, licensees, lessors, insurers or other Persons with whom the Company has material business relationships; and (iii) the Company has not experienced, and to the Knowledge of the Company there are not any facts that would give rise to, any business interruptions or Liabilities arising out of, resulting from or related to COVID-19 or any COVID-19 Measures.

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(b) Since September 30, 2024, except as set forth in Section 2.12(b) of the Disclosure Schedule, the Company has not:

(i) amended its Organizational Documents;

(ii) (A) declared, set aside or paid any dividends, or made any distributions or other payments in respect of its Equity Interests, (B) split, combined, recapitalized or reclassified any of its Equity Interests or issued or authorized or proposed the issuance of any other securities in respect of, in lieu of or in substitution for its Equity Interests, or (C) purchased, redeemed or otherwise acquired any of its Equity Interests;

(iii) authorized for issuance, issued, granted, sold, delivered or agreed or committed to issue, grant, sell or deliver any of its Equity Interests;

(iv) created, incurred, assumed, guaranteed or otherwise became liable or obligated with respect to any indebtedness, or made any loan or advance to, or any investment in, any Person;

(v) made or committed to make any capital expenditures, capital additions, capital improvements or purchase of fixed assets;

(vi) reduced the amount of insurance coverage provided by existing Insurance Policies;

(vii) sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any properties or assets except (i) in the ordinary course of business, or (ii) pursuant to any Material Contract;

(viii) terminated or waived any right of substantial value;

(ix) adopted, amended, terminated or made any other change to any Employee Benefit Plan or increased the compensation payable to any employee or Contingent Worker (including any increase pursuant to any bonus, profit-sharing or other incentive plan or commitment), or hired or fired any officer or any employee whose annual base salary is in excess of $10,000;

(x) merged into or with or consolidated with, or acquired the business or assets of, any Person;

(xi) purchased any securities of any Person;

(xii) (A) made, changed or revoked any Tax election, (B) changed any annual Tax accounting period, (C) adopted or changed any method of Tax accounting, (D) filed any amended Tax Return, (E) entered into any closing agreement, (F) settled any Tax claim or assessment, (G) surrendered any right to claim a Tax refund, offset or other reduction in Tax liability, (H) consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment, (I) failed to file any Tax Return or pay any Tax (including any estimated Tax) when due and payable, or (J) in each case, taken any other similar action or agreed to take any such action relating to the filing of any Tax Return or the payment of any Tax;

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(xiii) entered into, amended or terminated any Material Contract;

(xiv) settled any Action or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(xv) sold, licensed, transferred, abandoned or permitted to lapse or expire any Company Intellectual Property, except for non-exclusive licenses granted to or from third parties in the ordinary course of business consistent with past practice;

(xvi) maintained its books and records other than in the usual, regular and ordinary manner on a basis consistent with prior periods or made any change in any of its accounting methods or practices;

(xvii) proposed or adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) accelerated or delayed the collection of any notes or Accounts Receivable in advance of or beyond their regular due dates or the dates when they would have been collected in the ordinary course of business consistent with past practice;

(xix) delayed or accelerated payment of any accrued expense, trade payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice;

(xx) liquidated or changed Inventory and material purchasing patterns to be inconsistent with normal course or reduced such purchase patterns to levels which would impact the ability to service demand; or

(xxi) agreed or committed to do any of the foregoing.

2.13 Compliance with Laws; Permits.

(a) Except as set forth in Section 2.13(a) of the Disclosure Schedule, the Company is and has been in compliance in all material respects with any and all Laws applicable to it and its business, properties and/or assets. Except as set forth in Section 2.13(a) of the Disclosure Schedule, (i) the Company has not received any written notices of any violation or deficiency with respect to any Laws applicable to it or its business, properties and/or assets; (ii) the Company has not received or entered into any citations, complaints, consent orders, compliance schedules or other similar enforcement orders from or with any Governmental Authority; (iii) the Company is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any material Law applicable to the Company or its business, properties and/or assets; (iv) no formal or informal investigation or review related to the Company is being or has been conducted by any commission, board or other Governmental Authority, and, to the Knowledge of the Company, no such investigation or review is scheduled, pending or threatened; (v) the Company has not made any voluntary disclosure to any Governmental Authority with respect to any actual or potential non-compliance with any Laws applicable to the Company or its business, properties and/or assets; and (vi) the Company has not been the subject to any criminal Actions or convicted of any felony or misdemeanor.

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(b) Neither the Company nor any of its directors, officers or employees, nor, to the Knowledge of the Company, any other Representative of the Company has, directly or indirectly, (i) used any Company funds for any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses, (ii) made any direct or indirect unlawful payments to any foreign or domestic Governmental Official, (iii) violated or taken any act in furtherance of violating any provision of the Anti-Corruption Laws, or (iv) otherwise given or received anything of material value to or from a Governmental Official, an intermediary for payment to any individual including Governmental Officials, any political party, or any customer for the purpose of obtaining or retaining business. To the Knowledge of the Company, there is no current allegation, request for information, notice, internal or external investigation or other inquiry by any Governmental Authority or any other Person regarding the actual or possible violation of the Anti-Corruption Laws by the Company has not received any written notice that there is any investigation, allegation, request for information, internal or, to the Knowledge of the Company, external investigation or other inquiry by any Governmental Authority or any other Person regarding an actual or possible violation of the Anti-Corruption Laws. The Company has not made any voluntary or involuntary disclosure to a Governmental Authority or conducted any internal investigation or audit concerning any actual or possible violation or wrongdoing related to Anti-Corruption Laws.

(c) The Company is not, and has not been in the past five (5) years, and to the Knowledge of the Company, none of the Company’s officers, directors, managers, employees, agents and other Representatives is or has been in the past five (5) years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, or (iii) otherwise in violation of any International Trade and National Security Laws.

(d) The Company holds all Permits that are necessary for the Company to own, operate or lease its properties and assets and to carry on its business as currently conducted, a correct and complete list of which is set forth in Section 2.13(d) of the Disclosure Schedule. Except as set forth in Section 2.13(d) of the Disclosure Schedule, (i) the Company is and has been in compliance in all material respects with such Permits and (ii) no Action is pending or, to the Knowledge of the Company, threatened to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permits. Assuming that (x) all consents, approvals, authorizations, registrations, qualifications, declarations, filings, notifications and other actions described in Section 2.4(b) are obtained or made, (y) any applicable waiting periods required thereunder have been terminated or expired, and (z) any condition precedent or other obligation to any such consent, approval, authorization or waiver has been satisfied, none of the material Permits of the Company will be subject to termination or impairment or will become subject to consent, approval, notice or reissuance by the applicable Governmental Authority, in whole or in part, as a result of the consummation of the transaction contemplated hereby.

2.14 Litigation.

Except as set forth in Section 2.14 of the Disclosure Schedule, (a) there is no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company or its business, properties and/or assets, and (b) the Company has not received or entered into, and is not subject to, any outstanding Order. There is no unsatisfied judgment or any open injunction binding upon the Company. To the Knowledge of the Company, no current officer, director or employee of the Company is subject to any Order that prohibits such officer, director or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company. There is no Action by the Company pending, threatened or contemplated against any other Person. Section 2.14 of the Disclosure Schedule includes a correct and complete list of any material Action relating to the Company that was pending, settled or adjudicated since January 1, 2019.

2.15 Real Property.

(a) The Company does not own, and has never owned, any real property or any interest therein.

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(b) Section 2.15(b) of the Disclosure Schedule sets forth a list of each lease, sublease and license pursuant to which the Company leases, subleases or licenses any Leased Real Property (each, a “Lease”), correct and complete copies of which have been furnished or otherwise made available to the Buyer. The Company has not received written notice of any claimed abatements, offsets, defenses or other basis for relief or adjustment with respect to any Lease. Neither the Company nor any other party or parties to any of the Leases have exercised or waived any expansion, renewal, rights of first offer, rights of first refusal or termination rights set forth in any of the Leases.

(c) With respect to each Leased Real Property, the Company has a good and valid leasehold interest in, and enjoys peaceful and undisturbed possession of, the Leased Real Property, free and clear of any and all Liens, covenants or title defects that have had or could reasonably be expected to have a material adverse effect on the Company’s use, occupancy or operation of the Leased Real Property. There are no subleases, licenses or other Contracts granting to any Person other than the Company the right to use or occupy any Leased Real Property or any portion thereof nor is any Person other than the Company in occupancy of any Leased Real Property.

(d) The Company has not received any written notice of any violation of a building code or zoning or similar Law applicable to any Leased Real Property or of any defect in all or any portion of any Leased Real Property.

(e) Each Leased Real Property abuts on or has direct vehicular access to a public road, or, to Knowledge of the Company, has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Leased Real Property, and access to such Leased Real Property is provided by a public right-of-way.

(f) To the Knowledge of the Company, no portion of any Leased Real Property lies in any flood plain area or includes any wetlands, vegetation or species protected by any Law.

(g) All maintenance and repairs have been made to each Leased Real Property in the normal course, and there is no deferred maintenance related to any Leased Real Property. All material portions of each Leased Real Property, including utilities, air conditioning, heating, plumbing, sprinkler system and electric wiring, are in good working order and repair, normal wear and tear excepted. The Company, as a tenant under any Lease, has not given written notice to any lessor under any of the Leases requesting that any such lessor make certain repairs to all or any portion of any Leased Real Property that remains uncured by such lessor.

(h) The Company is not a party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Real Property.

2.16 Environmental Matters.

(a) Except as set forth in Section 2.16(a) of the Disclosure Schedule, the Company and its business, operations and properties are and have been in full compliance with all applicable Environmental Laws, including (i) all requirements relating to the Discharge and Handling of Hazardous Substances; (ii) all requirements relating to notice, record keeping and reporting; (iii) all requirements relating to obtaining and maintaining Permits for the use by the Company of any facilities; and (iv) all applicable Orders, governmental communications, informational requests or demands issued pursuant to, or arising under, any Environmental Laws.

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(b) Except as set forth in Section 2.16(b) of the Disclosure Schedule, there are no (and no basis exists for any) non-compliance orders, warning letters, notices of violation or Actions of any nature pending or, to the Knowledge of the Company, threatened against or involving the Company or its business, operations or properties, issued by any Governmental Authority or third party with respect to any Environmental Laws or Permits issued to or against the Company or its business, operations or properties or to the Company thereunder in connection with, related to or arising out of the use of the properties or by the Company of any facilities, in the last five (5) years or prior to that time to the extent it has or they have not been resolved to the satisfaction of the issuing Governmental Authority or third party in a manner that would not impose any obligation, burden or continuing liability on the Buyer or the Company following the consummation of the transactions contemplated by this Agreement.

(c) Except as set forth in Section 2.16(c) of the Disclosure Schedule, (i) neither the Company nor any Affiliate or any Representative of the Company has at any time Discharged, nor has it at any time allowed or arranged for any third party to Discharge, Hazardous Substances to, at or upon (A) any location other than a site lawfully permitted to receive such Hazardous Substances; (B) any parcel of real property owned, used or leased at any time by the Company, except in compliance with applicable Environmental Laws; or (C) any site which, pursuant to the Comprehensive Environmental Response, Compensation, and Liabilities Act of 1980, as amended (CERCLA) or any similar Law, has been placed on the National Priorities List or its equivalent under any similar Law, or as to which the Environmental Protection Agency or any similar Governmental Authority has notified the Company (or any Affiliate of the Company) that it has proposed or is proposing to place on the National Priorities List or such equivalent; and (ii) there has not occurred, nor is there presently occurring, a Discharge, or, any threatened Discharge of any Hazardous Substance on, into or directly beneath the surface of any real property or other property. Section 2.16(c) of the Disclosure Schedule also sets forth the Hazardous Substances presently used on the any of the Company’s properties.

(d) Except as set forth in Section 2.16(d) of the Disclosure Schedule, (i) the Company does not use and at no time has used, any aboveground storage tanks or underground storage tanks; (ii) there are not now nor have there ever been any underground storage tanks on any of the Company’s properties during the time that such property has been owned, leased or used by the Company; and (iii) to the Knowledge of the Company, there has been no Discharge from or rupture of any aboveground storage tanks or underground storage tanks on any real property owned, leased or used at any time by the Company during the time that such real property has been owned, leased or used by the Company.

(e) Except as set forth in Section 2.16(e) of the Disclosure Schedule, the Company has not assumed, undertaken or otherwise become subject to any material liability of another Person, or provided an indemnity with respect to any material liability, relating to Environmental Laws.

(f) Section 2.16(f) of the Disclosure Schedule identifies (i) all environmental audits, assessments or occupational health studies undertaken by the Company, its Representative or any Governmental Authority or third party relating to any properties owned, leased or used by the Company or any of its Affiliates; (ii) all ground water, soil, air or asbestos monitoring undertaken by the Company (or its Representatives) or undertaken by any Governmental Authority or any third party relating to any properties owned, leased or used by the Company or any of its Affiliates; (iii) all written communications between the Company, on the one hand, and any Governmental Authority, on the other hand, arising under or relative to Environmental Laws as they pertain to of any properties owned, leased or used by the Company; and (iv) all outstanding citations issued under the Occupational Safety and Health Act of 1970, as amended, or similar Laws relating to or affecting the Company. True and complete copies of all of the foregoing have been has furnished or otherwise made available to the Buyer.

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2.17 Material Contracts.

(a) Except as set forth in Section 2.17(a)(i) through Section 2.17(a)(xix) of the Disclosure Schedule, the Company is not a party to or otherwise bound by any of the following Contracts (with such Contracts to which the Company is a party to or otherwise bound by being referred to herein as the “Material Contracts”):

(i) any Contract (or group of related Contracts) that involved expenditures or guaranteed receipts by the Company of more than $10,000 the last fiscal year or is expected to involve expenditures or guaranteed receipts by the Company of more than $10,000 in the current fiscal year;

(ii) any Contract with any Top Customer or Top Supplier;

(iii) any Contract relating to the acquisition or disposition by the Company of any operating business or material assets, including any such Contract under which the Company has any executory covenants or indemnification or other obligations or rights (including put or call options);

(iv) (A) any Contract relating to indebtedness or providing for the creation of or granting any Lien upon any of the material properties or assets of the Company, (B) any Contract (1) relating to any loan or advance to any Person which is outstanding as of the date hereof (other than immaterial advances to employees in the ordinary course of business consistent with past practice) or (2) obligating or committing the Company to make any such loans or advances, or (C) any Contract whereby the Company holds cash in escrow;

(v) any Contract (A) relating to the issuance or sale of any Equity Interests of the Company by the Company to any Person; (B) relating to the acquisition, issuance, voting, registration, sale, or transfer of any Equity Interests of the Company; (C) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any Equity Interests of the Company; or (D) providing the Company with any right of first refusal with respect to, or right to repurchase, redeem, put or call, any Equity Interests of the Company;

(vi) (A) any stockholder, common law or statutory partnership, joint venture, limited liability company, operating or similar entity governance Contract; (B) any Contract creating or purporting to create any partnership or joint venture or any sharing of profits or losses by the Company with any third party; or (C) any Contract that provides for “earn-outs” or other contingent payments by or to the Company;

(vii) any Contract with any Governmental Authority;

(viii) any Contract (A) containing covenants restricting or purporting to restrict competition which, in either case, have, would have or purport to have the effect of prohibiting the Company or any of its Affiliates (including the Buyer and its Affiliates after the Closing) from engaging in any business or activity in any product, product application, market or geographic area or other jurisdiction; (B) containing covenants prohibiting or limiting the right of the Company to make, sell or distribute any products or services; (C) in which the Company has granted “exclusivity” or that requires the Company to deal exclusively with, any customer, supplier, distributor, contractor or other Person; (D) that includes minimum purchase conditions or other similar requirements; (E) containing a “most-favored-nation,” best pricing or other similar term or provision by which another party to such Contract or any other Person is, or could become, entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person; or (F) containing any “non-solicitation” or “no-hire” provisions or covenants running in favor of another Person;

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(ix) any Contract that contains a put, call, right of first refusal or right of first negotiation, right of first offer, redemption, repurchase or similar right pursuant to which the Company would be required to, or have the option or right to, purchase or sell, as applicable, any Equity Interests, businesses, lines of business, divisions, joint ventures, partnerships or other assets of any Person;

(x) any Contract involving a sales agent, representative, distributor, reseller, middleman, marketer, broker, franchisor or similar Person who is entitled to receive commissions, fees or markups related to the provision or resale of good or services of the Company;

(xi) any Contract involving any settlement of any actual or threatened Action involving the Company;

(xii) any Contract for capital expenditures or the acquisition of materials, supplies or fixed assets, other than purchase orders for inventories or supplies in the ordinary course of business consistent with past practice;

(xiii) any Contract under which the Company is a lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third party;

(xiv) any Contract pursuant to which the Company is granted a lease in, sublease in or the right to use or occupy any real property, including each of the Leases;

(xv) any Contract that relates to employment, compensation, severance or consulting between the Company and any officer, employee, Contingent Worker or agent of the Company who is entitled to an annual compensation in excess of $10,000 per fiscal year or whose employment, service or engagement with the Company is not terminable at-will without penalty;

(xvi) any Contract with respect to any Intellectual Property to which the Company is a licensee or licensor (other than Contracts relating to unmodified, commercially available off-the-shelf software, or licenses granted to customers in the ordinary course of business);

(xvii) any Contract that is a Related Party Contract;

(xviii) any Contract guaranteeing any material liability or obligation of a third Person (other than commercial indemnities, warranties or other guarantees offered in the ordinary course of business); or

(xix) any Contract not listed in clauses (i) through (xviii) of this Section 2.17(a) that is otherwise material to the business of the Company.

(b) The Company has furnished or otherwise made available to the Buyer complete and correct copies of each Material Contract, in each case as amended to and in effect on the date of this Agreement. Each Material Contract is valid, binding and enforceable as to the Company and is in full force and effect (other than due to ordinary expiration of the term thereof) and, to the Knowledge of the Company, is valid, binding and enforceable as to the other party or parties thereto. The Company has not received written or, to the Knowledge of the Company, oral notice of the intention or desire of any party to terminate, cancel, not renew or modify any Material Contract in any material respect. The Company has in all material respects performed all obligations required to be performed by it under each Material Contract to which it is a party. There is no material breach or default under any Material Contract by the Company or, to the Knowledge of the Company, any other party or parties thereto. No event has occurred that with or without the lapse of time or the giving of notice or both would constitute a material breach or default under any Material Contract by the Company or, to the Knowledge of the Company, any other party or parties thereto. The Company has not received any written or, to the Knowledge of the Company, oral notice regarding any actual violation or breach of, or default under, any Material Contract. There have been no amendments, and there are no amendments contemplated or under discussion with any counterparty, with respect to any Material Contract in connection with COVID-19. No counterparty to any Material Contract has delivered notice to the Company, and the Company has not received any notice, contact or communication from any such counterparty, requesting an amendment to such Material Contract or regarding such party’s inability to perform any portion of such Material Contract as a result of COVID-19, force majeure or otherwise. The Company has not delivered notice to or contacted any counterparty to any Material Contract requesting an amendment to such Material Contract or regarding the inability of the Company to perform any portion of such Material Contract as a result of COVID-19, force majeure or otherwise.

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2.18 Insurance.

Section 2.18 of the Disclosure Schedule contains a list of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Company as of the date of this Agreement (the “Insurance Policies”). The Company has furnished or otherwise made available to the Buyer correct and complete copies of all such Insurance Policies. All such Insurance Policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid as of the Closing, and no notice of cancellation, termination, non-renewal or denial of coverage has been received by the Company with respect to any such Insurance Policy. The Company is not in default under any such Insurance Policy. The Company has not received written or, to the Knowledge of the Company, oral notice of any threatened termination of, or material premium increase with respect to, any of the Insurance Policies. Such Insurance Policies are sufficient for compliance by the Company with all Laws applicable to the Company and all terms and requirements of all Material Contracts. There is no material Action pending under any such Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriter of such Insurance Policy. At no time in the past five (5) years has there been any lapse in coverage of the insurance carried by the Company. None of such Insurance Policies provides for any retrospective premium adjustment or other experience-based liability on the part of the Company. The Company has at all times been in the past three (3) years, and is at the date of this Agreement, insured against accident, damage, injury, third party loss (including product liability), loss of profits and any other risk on terms and limits normally insured by a prudent person operating the types of business similar to the Company.

2.19 Intellectual Property.

(a) The Company owns or has the right to use all of the material Intellectual Property necessary to enable the Company to conduct its business as it is currently conducted and as currently proposed to be conducted, including the design, development, manufacture, use, marketing, import for resale, distribution, licensing out and sale of any Company Product (the “Company Intellectual Property”).

(b) Section 2.19(b) of the Disclosure Schedule sets forth a correct and complete list of all issued patents, registered trademarks, registered copyrights, registered domain names and pending applications for any of the foregoing, in each case owned or exclusively licensed by the Company (collectively, the “Registered Company Intellectual Property”) including (i) the record Company of such item, and, if different, the legal Company and beneficial Company of such item, (ii) the jurisdiction in which such item is issued, registered or pending, (iii) the issuance, registration or application date and number of such item, and (iv) for each domain name registration, the applicable domain name registrar, the name of the registrant and the expiration date for the registration. No interference, opposition, reissue, reexamination or other proceeding of any nature is or has been pending or threatened, in which the scope, validity or enforceability of any Registered Company Intellectual Property listed in Section 2.19(b) of the Disclosure Schedule is being or has been contested or challenged. All Registered Company Intellectual Property has been duly maintained (including the payment of maintenance and filing fees), and is in full force and effect. With respect to each item of Registered Company Intellectual Property, (A) each such item is currently in compliance with formal legal requirements as necessary to maintain the Registered Company Intellectual Property (including payment of filing, examination and maintenance fees and proofs of use and the filing of necessary documents and certificates); (B) each such item is subsisting, and except with respect to applications, to the Knowledge of the Company, valid and enforceable, and (C) each such item is not subject to any late unpaid maintenance fees or Taxes.

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(c) The Company is the sole and exclusive Company of all right, title and interest in and to (i) all Registered Company Intellectual Property and (ii) all other Company Intellectual Property owned or purported to be owned by, or subject to an obligation to be assigned to, the Company (clauses (i) and (ii) collectively, the “Owned Company Intellectual Property”), free and clear of all Liens, other than non-exclusive licenses in Company Intellectual Property made in the ordinary course of business pursuant to the standard Company agreements substantially in the form furnished or otherwise made available to the Buyer.

(d) All of the Company Intellectual Property that is not Owned Company Intellectual Property (collectively the “Licensed Intellectual Property”) is validly licensed to the Company pursuant to (i) Intellectual Property licenses contained in the Contracts listed in Section 2.17(a)(xvi) of the Disclosure Schedule, or (ii) Contracts relating to unmodified, commercially available off-the-shelf software. The Company has (and will continue to have immediately following the Closing) valid and continuing rights (under such Contracts) to use, sell, license and/or otherwise exploit, as the case may be, all Licensed Intellectual Property as the same are currently used, sold, licensed and/or otherwise exploited by the Company.

(e) The Company Intellectual Property, the Company Products and the conduct of the Company’s business do not infringe, misappropriate or violate any Intellectual Property of any other Person and has not infringed, misappropriated or violated any Intellectual Property of any other Person. To the Knowledge of the Company, no Person (including employees and former employees of the Company) is infringing, misappropriating or violating, or has infringed, misappropriated or violated, any Company Intellectual Property. The Company is not a party to or the subject of any pending or, to the Knowledge of the Company, threatened Action which involves a claim (x) against the Company of infringement, misappropriation or violation of any Intellectual Property of any Person, or challenging the Ownership, use, validity or enforceability of any Company Intellectual Property, or (y) contesting the right of the Company to use any Company Intellectual Property. The Company has not received any written notice from any Person inviting the Company to take a license under any Intellectual Property or to consider the applicability of any third-party Intellectual Property rights to any Company Products or the conduct of the Company’s business.

(f) The Company has taken commercially reasonable measures to protect all Proprietary Information of the Company and all Proprietary Information of any third Person in the possession or control of the Company, or to which the Company has access, with respect to which the Company has a confidentiality obligation. No material Proprietary Information has been authorized to be disclosed or actually disclosed to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use of such Proprietary Information. Each current and former employee, contractor, director and consultant of the Company that has been involved in the authorship, invention, creation, conception or other development of any Owned Company Intellectual Property has entered into an enforceable written non-disclosure and invention assignment Contract with the Company that assigns to the Company all Intellectual Property authored, invented, created, conceived or otherwise developed by such employee, contractor, director or consultant in the scope of his, her or its employment or engagement with the Company (an “Invention Assignment Agreement”), copies of which have been furnished or otherwise made available by the Company to the Buyer. No current or former employee, contractor, director or consultant of the Company has (i) excluded any Intellectual Property authored, invented, created, conceived or otherwise developed prior to the employment or engagement of such Person by the Company pursuant to such Person’s Invention Assignment Agreement or any other Contract entered into by such Person and the Company or (ii) alleged, to the Company or, to the Knowledge of the Company, to any third Person, Ownership or other exclusive rights by such employee, contractor, director or consultant in any technology authored, invented, created, conceived or otherwise developed by such employee, contractor, director or consultant in the scope of his, her or its employment or engagement with the Company.

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2.20 Privacy and Data Security.

(a) The Company is and has been in compliance in all material respects with all Data Security Requirements and, to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any material breach of any Data Security Requirements.

(b) The Company has at all times complied in all material respects with: (i) all applicable privacy policies of the Company, (ii) all applicable Data Privacy Laws, and (iii) all applicable contractual commitments of the Company that the Company has entered into with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Business Data by the Company. The Company has at all times provided an accurate and complete disclosure with respect to the applicable privacy policies and privacy and data security practices of the Company.

(c) The Company has not made any use of Business Data collected by or on behalf of the Company in violation of Data Security Requirements, and, to the Knowledge of the Company, in the last five (5) years there have been no data breaches or other information security incident (including any unauthorized access and/or introduction of any virus, worm, malware, ransom ware, Trojan horse or other unauthorized disabling code or program) involving any Business Data handled by or on behalf of the Company.

(d) The Company contractually requires all third parties, including vendors, Affiliates and other Persons providing services to the Company who have access to or receive Business Data from the Company, to comply with all applicable Data Security Requirements regarding the use of such Business Data, and to use commercially reasonable efforts consistent with applicable Data Security Requirements to store and secure all Business Data to protect against unauthorized access to or use of the Business Data. The Company has taken reasonable measures designed to ensure that all such third-party service providers, outsourcers and processors of such Business Data have complied with their obligations to the Company.

(e) The Company has not previously been and is not currently under investigation by any Governmental Authority regarding its protection, storage, collection, use, disclosure, processing and transfer of Personal Information. The Company has not received any oral, written or other claim, complaint, inquiry or notice from any Governmental Authority or any other Person related to whether the Company’s collection, processing, use, storage, security and/or disclosure of Business Data (i) is in violation of any applicable Data Security Requirements or (ii) otherwise constitutes an unfair, deceptive or misleading trade practice.

(f) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby complies with all Data Security Requirements applicable to the Company.

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(g) The Company owns or has a valid right to access and/or use all Company IT Systems. There has been no (i) failure or systematic malfunction of any Company IT Systems which has caused any material disruption to the business of the Company, (ii) material unplanned downtime or service interruption with respect to any Company IT Systems, (iii) security breach or intrusion into the Company IT Systems or unauthorized access or use of the Company IT Systems or Business Data, (iv) actual or reasonably suspected unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration or use of the Company IT Systems or any Business Data, or (v) action or circumstance requiring the Company to notify a Governmental Authority of a data security breach or violation of any Data Security Requirements. The Company has not received written notice of any vulnerability in the Company IT Systems that could reasonably be expected to compromise any of the Company IT Systems or Business Data or result in the loss of availability and/or integrity of the Company IT Systems or Business Data. The Company has implemented firewall protections, implemented virus scans and has taken all steps in accordance with industry standards designed to protect the integrity and security of the Company IT Systems and the information stored therein (including all Business Data and Intellectual Property owned, collected, protected or maintained by the Company) from misuse or unauthorized use, access, disclosure or modification by any Person and to ensure the continued, uninterrupted and error-free operation of the Company IT Systems. The Company has in effect industry standard disaster recovery plans and procedures in the event of any malfunction of or unauthorized access to any Company IT Systems. The Company IT Systems (i) are adequate for the operation of the business of the Company as currently conducted, and (ii) with respect to the Company IT Systems owned by the Company or under the Company’s control, perform in material conformance with their documentation and are free from any material defect. The consummation of the transactions contemplated hereby will not result in any material liabilities or obligations in connection with any Data Security Requirements or impair any right, title or interest of the Company in or to any Company IT Systems or Business Data.

2.21 Banking Information.

Section 2.21 of the Disclosure Schedule sets forth (a) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safety deposit boxes, chequing, savings or any other accounts of any nature and (b) the address of each such bank, the account number of each such account and the names of all Persons authorized (including by proxies, powers of attorney or other like instrument to act on behalf of the Company) to draw on, make withdrawals from or have access to each such account.

2.22 Affiliate Transactions.

Except as set forth in Section 2.22 of the Disclosure Schedule and except for normal advances to employees consistent with past practice, payment of compensation for employment to employees consistent with past practice and participation in scheduled Employee Benefit Plans by employees, the Company has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any Material Contract with (any such Material Contract, a “Related Party Contract”), or engaged in any other material transaction with any officer, employee, stockholder, member, director, manager or Affiliate of the Company or any of its Affiliates or, to the Knowledge of the Company, any family member of any such Person. Each Related Party Contract or other transaction listed or required to be listed on Schedule 2.22 was entered into on arms-length terms.

2.23 No Brokers.

All negotiations relating to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby have been carried out without the intervention of any Person acting on behalf of the Company, the Company or any of their respective Affiliates in such a manner as to give rise to any valid claim against the Buyer or any of its Affiliates (including, after the closing, the Company) for any investment banker, brokerage or finder’s commission, fee or similar compensation.

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2.24 Customers and Suppliers.

(a) Section 2.24(a) of the Disclosure Schedule contains a complete and correct list of (i) the twenty (20) largest customers of the Company (based on the dollar amount of revenues recognized by the Company) during each of the fiscal year ended December 31, 2023 and the nine (9) months ended September 30, 2024 (each a “Top Customer”) and (ii) with respect to each Top Customer, the aggregate dollar amount of revenues recognized by the Company. No Top Customer has terminated or adversely modified the amount, pricing, frequency or terms of the business such Top Customer conducts in connection with the Company. The Company has not received any notice or other communication (in writing or otherwise) indicating that any Top Customer (A) intends or expects to cease dealing with the Company; (B) will otherwise reduce the volume of business transacted with the Company below historical levels or reduce its prices to the Company; (C) is dissatisfied in any material respect with any product or service of the Company or with its business relationship with the Company; (D) intends or expects to file for bankruptcy or cessation of business; or (E) otherwise intends to change other material terms of its business with the Company. The Company is not engaged in any material dispute with any Top Customer.

(b) Section 2.24(b) of the Disclosure Schedule contains a complete and correct list of (i) the twenty (20) largest suppliers and vendors of the Company (based on the dollar amount of expenditures recognized by the Company) during each of the fiscal year ended December 31, 2023 and the nine (9) months ended September 30, 2024 (each a “Top Supplier”) and (ii) with respect to each Top Supplier, the aggregate dollar amount of expenditures recognized by the Company. No Top Supplier has terminated or adversely modified the amount, pricing, frequency or terms of the business such Top Supplier conducts with the Company. The Company has not received any notice or other communication (in writing or otherwise) indicating that any Top Supplier (A) intends or expects to cease dealing with the Company; (B) will otherwise reduce the volume of business transacted with the Company below historical levels or increase its prices to the Company; (C) is dissatisfied in any material respect with its business relationship with the Company; (D) intends or expects to file for bankruptcy or cessation of business; or (E) otherwise intends to change other material terms of its business with the Company. The Company is not engaged in any material dispute with any Top Supplier.

2.25 Tax Matters.

(a) All Tax Returns required to be filed by or with respect to the Company have been timely filed. Such Tax Returns were true, correct and complete in all respects and have been prepared in compliance with applicable Law.

(b) All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid.

(c) The Company is not currently the beneficiary of any extension of time within which to file any Tax Return that has not been filed. There are no Liens for Taxes (other than statutory liens for current Taxes not yet due and payable) upon any of the assets of the Company.

(d) The unpaid Taxes of the Company (i) did not, as of the Latest Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing Tax Returns. Since the Latest Balance Sheet Date, the Company has not incurred any liability for Taxes outside the ordinary course of business.

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(e) No deficiencies for Taxes against the Company have been claimed, proposed or assessed in writing by any Governmental Authority, except for deficiencies that have been paid or otherwise resolved in full.

(f) There is no past, pending or threatened action, suit, claim, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute related to any Tax matters or Tax Returns of the Company that has been or is being conducted by a Governmental Authority. The Company has not received from any Governmental Authority (including jurisdictions where the Company has not filed Tax Returns) any written (or, to the Knowledge of the Company, oral): (i) notice indicating an intent to open an audit or other review, or (ii) request for information related to Tax matters.

(g) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect.

(h) The Company has properly and timely withheld, collected and deposited with the appropriate Governmental Authority all Taxes that are required to be withheld, collected and deposited under applicable Law, and has timely filed all withholding and information Tax Returns for all periods through and including the Closing Date. All persons who have provided services to the Company that have been classified by the Company as independent contractors for Tax purposes were properly so classified.

(i) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) In the past three (3) years, the Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(k) The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could reasonably be expected to result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or non-U.S. applicable Law.

(l) Neither the Buyer (as a result of its ownership of the Company) nor the Company will be required to include an item of income in, or exclude an item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of (i) any change in, or improper, method of accounting, or use of the cash method of accounting, for a Tax period ending on or prior to the Closing Date; (ii) any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed prior to the Closing; (iii) any installment sale or open transaction disposition made on or prior to the Closing Date; (iv) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) resulting from any transaction or action taken on or before the Closing Date; (v) any prepaid amount or deferred revenue received on or prior to the Closing Date; or (vi) the PPP Loan.

(m) The Company has furnished or made available to the Buyer complete and accurate copies of all income and other material Tax Returns of the Company for which the applicable statute of limitations has not expired, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against the Company. Section 2.25(m) of the Disclosure Schedule sets forth each jurisdiction where the Company will be required to file a Tax Return following the Closing with respect to any Pre-Closing Tax Period, including the type of Tax Return and the type of Tax required to be paid. The Company has not received or requested any private letter ruling from the IRS (or any comparable Tax ruling from any other Governmental Authority). No power of attorney with respect to Taxes has been granted with respect to the Company that will have any effect after the Closing Date.

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(n) The Company is not a party to any agreement with any third party relating to allocating, indemnifying or sharing the payment of, or liability for, Taxes. The Company has not been a member of a group filing a consolidated, combined, or unitary income Tax Return. The Company does not have any liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law); (ii) as a transferee or successor; (iii) by Contract (other than pursuant to Contracts entered into in the ordinary course of business the primary purpose of which is not related to Taxes), (iv) by operation of Law or (v) otherwise.

(o) The Company does not have, and has never had, any direct or indirect interest in any trust, joint venture, partnership, corporation, limited liability company, or other business entity for U.S. federal income Tax purposes (including a Contract or arrangement treated as a partnership for U.S. federal income Tax purposes). The Company uses the accrual method of accounting for income Tax purposes.

(p) No claim has ever been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. The Company is not subject to Tax in any jurisdiction outside of the United States by virtue of having employees, a permanent establishment, an office or fixed place of business, or other contacts with such jurisdictional.

(q) The Company is not, and has never been, an expatriated entity or surrogate foreign corporation within the meaning of Section 7874(a) of the Code or treated as a domestic entity pursuant to Section 7874(b) of the Code. The Company has not transferred intangible property the transfer of which would be subject to the rules of Section 367(d) of the Code. The Company is not subject to any gain recognition agreement Section 367 of the Code.

(r) The Company has not participated in any “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b).

(s) The Company has not, pursuant to the CARES Act, deferred until after the Closing the payment of any payroll Taxes the due date for the original payment of which was or will be before or on the Closing Date.

(t) The Company has not claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act (or any corresponding or similar provisions of state, local or foreign Law).

2.26 Paycheck Protection Program.

(a) If the Company applied for and received a PPP Loan, the Company was eligible under all applicable Laws and published SBA guidance to apply for the PPP Loan and receive the proceeds of the PPP Loan. All applications, documents and other information submitted by the Company to any Governmental Authority with respect to the PPP Loan, including the forgiveness application submitted by the Company were true and correct when made and continue to be true and correct.

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(b) The Company has complied with all applicable Laws and published SBA guidance applicable to the Paycheck Protection Program and has not used any portion of the PPP Loan for any purpose that would render any portion of the PPP Loan ineligible for forgiveness under the Paycheck Protection Program.

(c) No Action related to the PPP Loan is being or has been conducted by any commission, board or other Governmental Authority and, to the Knowledge of the Company, no such Action is scheduled, pending or threatened.

(d) The Company received notice from the SBA that the PPP Loan had been forgiven in full.

2.27 Company Products and Warranties.

(a) Each Company Product (i) has been and is reasonably documented and such documentation includes accurate data to produce the Company Product’s bills of materials and repair, overhaul or manufacturing instructions, as applicable, (ii) has been designed, manufactured, produced, repaired, overhauled or serviced by the Company in accordance with the specifications in place at the time of such Company Product’s design, manufacture, repair, overhaul or service and in accordance with all applicable Laws and applicable contractual commitments.

(b) Section 2.27(b) of the Disclosure Schedule sets forth (i) a list of all Company Products which, have at any time, have been recalled, withdrawn or suspended by the Company, whether voluntarily or otherwise, including the date recalled, withdrawn or suspended and a brief description of all completed or pending proceedings seeking the recall, withdrawal, suspension or seizure of any Company Product, (ii) a brief description of all completed or pending proceedings seeking the recall, withdrawal, suspension or seizure of any Company Product, and (iii) a list of all regulatory letters received by the Company or any of its Affiliates or Representatives relating to the Company, its business or any of the Company Products.

(c) There are no facts which the Company or any of its Affiliates or Representatives expect to furnish a basis for the recall of any Company Product or withdrawal of any approval, license, registration or consent of any governmental or regulatory authority with respect to the Company, its business or any of the Company Products.

(d) Except as set forth in Section 2.27(d) of the Disclosure Schedule, none of the Company Products under contract for manufacture for the Company or manufactured by the Company contain columbite-tantalite (coltan), cassiterite, gold, wolframite or the derivatives tantalum, tin and tungsten, without regard to the location of origin (“Conflict Minerals”), and, to the extent any such Company Products contain Conflict Minerals, the Conflict Minerals have not been sourced from the Democratic Republic of Congo or any adjoining country.

(e) The Company has not made any oral or written warranties, guarantees or indemnities with respect to the quality or absence of defects of the products which it has installed, assembled, constructed, designed, sold, distributed, leased, rented, delivered or otherwise provided or the services which it has performed, in each case, which are in force as of the date hereof, except for those warranties, guarantees and indemnities which are described in Section 2.27(e) of the Disclosure Schedule.

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2.28 No Other Representations or Warranties.

Except for the representations and warranties expressly set forth in this Article 2, neither the Company, the Company nor any other Person on behalf of the Company or any of their respective Affiliates, has made or makes any express or implied representation or warranty with respect to the Company or any of its assets, properties and businesses, the transactions contemplated by this Agreement or with respect to any other information provided to the Buyer or any of its Affiliates in connection with the transactions contemplated hereby.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF the BUYER

The Buyer represents and warrants to the Company and the Company as follows:

3.1 Organization of the Buyer.

The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Arizona. The Buyer has the requisite limited liability company power and authority to own, operate, lease and hold its properties and assets and to carry on its business as and where such properties and assets are presently located and such business is presently conducted.

3.2 Authority; Binding Obligations.

The Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Buyer is or will be a party, to perform its covenants and obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement and the Ancillary Agreements to which the Buyer is or will be a party, the performance by the Buyer of its covenants and obligations hereunder and thereunder and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary limited liability company action of the Buyer, and no other limited liability company action on the part of the Buyer is necessary to authorize the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements to which the Buyer is or will be a party, the performance by the Buyer of its covenants and obligations hereunder and thereunder and/or the consummation by the Buyer of the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to which the Buyer is or will be a party has been or will be duly and validly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, and similar Laws of general applicability relating to or affecting creditors’ rights generally or by general principles of equity.

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3.3 No Conflicts; Required Filings and Consents.

(a) The execution and delivery by the Buyer of this Agreement and the Ancillary Agreements to which the Buyer is or will be a party, the compliance by the Buyer with its obligations hereunder and thereunder and/or the consummation by the Buyer of the transactions contemplated hereby and thereby, do not and will not: (i) result in a violation or breach of or conflict with the Organizational Documents of the Buyer, or (ii) assuming that (x) all consents, approvals, authorizations, registrations, qualifications, declarations, filings, notifications and other actions described in Section 3.3(b) are obtained or made, (y) any applicable waiting periods required thereunder have been terminated or expired, and (z) any condition precedent or other obligation to any such consent, approval, authorization or waiver has been satisfied, (A) conflict with, violate or constitute (with or without notice or lapse of time, or both) a violation of, in any material respect, any material Law applicable to the Buyer or by which any property or asset of the Buyer is bound, or (B) require the delivery of any notice or consent under, result in a violation or breach of, conflict with any provision of, or constitute (with or without notice or lapse of time, or both) a default or give rise to any right of termination, acceleration or cancellation or loss of material benefit under, or accelerate the performance required by, or give rise to any obligation of the Buyer to make any material payment under, any of the terms, conditions or provisions of any material Contract to which the Buyer is a party or by which the Buyer or any of its properties or assets are bound.

(b) The execution and delivery by the Buyer of this Agreement and the Ancillary Agreements to which the Buyer is or will be a party, the compliance by the Buyer with its obligations hereunder and thereunder and/or the consummation by the Buyer of the transactions contemplated hereby and thereby, do not and will not require any consent, approval or authorization of, waiting period expiration or termination, or registration, qualification, declaration or filing with or notification to, any Governmental Authority or any other Person, other than any consents, approvals, authorizations, registrations, qualifications, declarations, filings, or notifications that, if not obtained, made, or given, would not have a material impact on the Buyer.

3.4 No Proceedings.

No Action is pending or, to the knowledge of the Buyer, threatened before any Governmental Authority (a) seeking to prohibit the Buyer from (i) entering into this Agreement, (ii) performing its covenants and obligations hereunder, and/or (iii) consummating the transactions contemplated hereby; (b) seeking to prohibit the Closing; and/or (c) seeking Damages against the Buyer or any of the assets or properties of the Buyer as a result of the consummation of the transactions contemplated hereby.

3.5 Brokers.

All negotiations relating to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby have been carried out without the intervention of any Person acting on behalf of the Buyer or any of its Affiliates in such a manner as to give rise to any valid claim against the Company for any investment banker, brokerage or finder’s commission, fee or similar compensation.

3.6 Investment Representations.

(a) The Buyer is acquiring the Purchased Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Other than the LLC Agreement, the Buyer has not entered into any written or oral agreement or understanding to sell or transfer or pledge the Purchased Shares.

(b) The Buyer is aware that the Purchased Shares are being offered and sold by means of an exemption under the Securities Act, as well as exemptions under certain state securities laws for nonpublic offerings, and that the Buyer makes the representations, declarations and warranties as contained in this Section 3.6 with the intent that the same shall be relied upon in determining the Buyer’s suitability as a purchaser of the Purchased Shares. The Buyer understands that the Purchased Shares have not been, and will not be, approved or disapproved by the United States Securities and Exchange Commission or by any other federal or state agency, and that no such agency has passed on the accuracy or adequacy of disclosures made to the Buyer by the Company and the Company. The Buyer understands that no federal or state governmental agency has passed on or made any recommendation or endorsement of the Purchased Shares or an investment in the Company.

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(c) The Buyer is an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act and has such knowledge and experience in financial and business matters that the Buyer is capable of evaluating the merits and risks of an investment in the Company and of making an informed investment decision.

(d) The Buyer understands and acknowledges that the Purchased Shares have not been registered under the Securities Act or the securities laws of any state and, unless such Purchased Shares are so registered, they may not be offered, sold, transferred or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state securities laws, or any rules and regulations thereunder. The Buyer recognizes that there will be no public market for the Purchased Shares, and that the Company is under no obligation to register the resale of the Purchased Shares under the Securities Act or any state securities laws, or to comply with any exemption available for the resale of the Purchased Shares without registration. The transferability of the Purchased Shares will also be restricted by the LLC Agreement. Thus, the Buyer realizes that it cannot expect to be able to liquidate its investment in the Company readily or at all. The Buyer is able to bear the economic risk of holding the Purchased Shares for an indefinite period (including total loss of its investment).

(e) The Buyer has not received any general solicitation or general advertisement in connection with its purchase of or investment in the Purchased Shares.

3.7 No Other Representations or Warranties.

Except for the representations and warranties expressly set forth in this Article 3, neither the Buyer nor any Person on behalf of the Buyer or any of their respective Affiliates, has made or makes any express or implied representation or warranty with respect to the Buyer or any of its assets, properties and businesses, the transactions contemplated by this Agreement or with respect to any other information provided to the Company, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby.

ARTICLE 4

INDEMNIFICATION

4.1 Survival.

The representations and warranties of the Company and the Company contained in this Agreement shall survive the Closing and continue in full force and effect until the date that is eighteen (18) months following the Closing Date (the date of expiration of such eighteen (18)-month period, the “General Expiration Date”); provided, however, that (a) the Fundamental Representations shall not expire and shall survive indefinitely; (b) the Specified Representations shall survive until the date that is sixty (60) days after the expiration of the applicable statute of limitations with respect to the underlying subject matter of such representations and warranties (giving effect to any waiver, mitigation or extension thereof), and (c) in the event of fraud, willful breach or intentional misrepresentation with respect to a representation or warranty, such representation or warranty shall survive indefinitely; and provided, further, that all representations and warranties of the Company and the Company shall survive beyond the General Expiration Date or other survival periods specified above with respect to any breach thereof or inaccuracy therein if a claim is made hereunder in writing setting forth the specific claim and the basis therefor prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved. The representations and warranties of the Buyer contained herein or in any certificate or other instrument required to be delivered pursuant to this Agreement shall terminate at the Closing. All covenants and other agreements contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties.

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4.2 Indemnity by the Company.

Subject to the other provisions of this Article 4, from and after the Closing, the Company shall indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Damages paid, incurred, suffered or sustained by the Buyer Indemnified Parties, or any of them, directly or indirectly, arising out of, resulting from or in any way related to any of the following:

(a) any breach of, or inaccuracy in, any of the representations or warranties contained in Article 2 of this Agreement;

(b) any breach by the Company of any covenant, obligation, or agreement in this Agreement;

(c) any fraud, willful misconduct or intentional misrepresentation on the part of the Company in connection with this Agreement or the transactions contemplated hereby;

(d) any Indemnified Taxes; and/or

(e) any of the matters identified in Schedule 4.2(e), if any.

The parties acknowledge and agree that, if after the Closing the Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Company as a Buyer Indemnified Party) the Buyer shall also be deemed, by virtue of its Ownership of the Company, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

4.3 Limitations on Indemnification.

The indemnification provided for in Section 4.2 shall be subject to the following limitations:

(a) Claims Basket. The Buyer Indemnified Parties shall only be entitled to indemnification pursuant to Section 4.2(a) to the extent the aggregate amount of all Damages incurred by the Buyer Indemnified Parties for which the Buyer Indemnified Parties are entitled to indemnification pursuant to Section 4.2(a) exceeds $50,000 (the “Basket Amount”), and the Buyer Indemnified Parties shall only be entitled to indemnification for such Damages to the extent such Damages exceed the Basket Amount; provided, however, that the foregoing limitation shall not apply to (i) claims for breaches of, or inaccuracies in, any of the Fundamental Representations, or (ii) claims based on fraud, willful misconduct or intentional misrepresentation. For the avoidance of doubt, the limitations set forth in this Section 4.3(a) shall not apply to indemnification claims under Sections 4.2(b) through 4.2(e), inclusive.

(b) Indemnification Cap. The aggregate amount of Damages for which the Buyer Indemnified Parties shall be entitled to indemnification pursuant to Section 4.2(a) will not exceed $250,000 (the “Indemnification Cap”); provided, however, that the foregoing limitation shall not apply to (i) claims for breaches of, or inaccuracies in, any of the Fundamental Representations, or (ii) claims based on fraud, willful misconduct or intentional misrepresentation. For the avoidance of doubt, the limitations set forth in this Section 4.3(b) shall not apply to indemnification claims under Sections 4.2(b) through 4.2(e), inclusive. In no event shall the liability of the Company in respect of any indemnification obligation pursuant to this Article 4, individually or in the aggregate, exceed $250,000, except in the case of fraud, willful misconduct or intentional misrepresentation by the Company.

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(c) Payment; Right of Setoff.

(i) Notwithstanding anything contained herein to the contrary, but subject to Section 4.3(c)(ii), the parties agree that: (A) in the event any Buyer Indemnified Party (other than the Company) suffers any direct Damages and is entitled to the indemnification pursuant to the terms of this Article 4, the Company shall pay such Damages directly to the applicable Buyer Indemnified Party (other than the Company); and (B) in the event the Company suffers any direct Damages (and the Buyer Indemnified Parties (other than the Company) only suffer indirect Damages related thereto by virtue of its direct or indirect ownership in the Company), and the Buyer Indemnified Parties are entitled to the indemnification pursuant to the terms of this Article 4, the Company shall pay (or cause to be paid) such Damages directly to the Company.

(ii) Subject to the limitations set forth in this Article 4, with respect to claims for Damages under Section 4.2, each Buyer Indemnified Party shall have the right to demand from the Company and the Company the satisfaction of such Damages through, at the election of such Buyer Indemnified Party in such Buyer Indemnified Party’s sole discretion, any or all of the following means: (A) by payment of cash; (B) the surrender and cancellation of all or a portion of the Company Shares or (C) any combination of the foregoing; provided, that (x) before a Buyer Indemnified Party may surrender and cancel all or a portion of the Company Shares, the Company shall be given a reasonable opportunity to satisfy any such Damages through the payment of cash, and (y) with respect to any surrender and cancellation of Company Shares, such Company Shares shall be valued at the fair market value thereof as determined at the time of such surrender and cancellation.

(d) Materiality. For any and all purposes of this Article 4, all qualifications and exceptions relating to materiality, Material Adverse Effect or words of similar import (but not specific dollar thresholds) shall be disregarded, including for purposes of determining whether or not a breach of a representation, warranty, covenant or agreement has occurred, determining whether or not any deductible or threshold amounts have been surpassed (including the Basket Amount), and/or determining or calculating the amount of any Damages.

4.4 Indemnification Claims Procedure.

(a) Third Party Claims.

(i) If any claim or demand for which the Company and the Company would be liable to a Buyer Indemnified Party is asserted against or sought to be collected from such Buyer Indemnified Party by a third party (other than any Buyer Indemnified Party) (a “Third Party Claim”), said Buyer Indemnified Party shall with reasonable promptness notify in writing the Company of such Third Party Claim (a “Third Party Claim Notice”), which Third Party Claim Notice shall include a description in reasonable detail (based upon the information then possessed by the Buyer Indemnified Party) of the nature of the Third Party Claim and a good faith non-binding, preliminary estimate of the amount of Damages such Buyer Indemnified Party claims to have so incurred or suffered; provided, however, that any failure to give such Third Party Claim Notice will not waive any rights of the Buyer Indemnified Party except to the extent the rights of the Company and the Company are actually prejudiced (or the Company and the Company forfeit rights or defenses by reason of such failure) or to the extent that any applicable period set forth in Section 4.1 has expired without such notice being given.

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(ii) After receipt by the Company of a Third Party Claim Notice, upon notice from the Company to the Buyer Indemnified Party (an “Election Notice”) within ten (10) days of the date the Company receives such Third Party Claim Notice, the Company shall have the right (at its option) to defend, manage, conduct and control the defense of the Third Party Claim set forth in such Third Party Claim Notice (including the selection of recognized and reputable counsel satisfactory to the Buyer to handle such Third Party Claim and any proceedings, negotiations, communications or other matters with any claimant in such Third Party Claim), so long as (A) the Company notifies the Buyer Indemnified Party in the Election Notice that the Company and the Company will indemnify the Buyer Indemnified Party from and against any and all Damages the Buyer Indemnified Party could reasonably be expected to suffer resulting from or arising out of the Third Party Claim, and (B) the Company conducts the defense of the Third Party Claim actively and diligently; provided, however, that the Company shall not be entitled to assume control of such defense if (1) such Third Party Claim seeks injunctive, equitable or other non-monetary relief, (2) such Third Party Claim involves criminal or quasi-criminal allegations, (3) it is reasonably likely that the Damages arising from such Third Party Claim will exceed the Indemnification Cap, (4) upon petition by the Buyer Indemnified Party, the appropriate court rules that the Company failed or is failing to conduct the defense of the Third Party Claim actively and diligently, or (5) the Buyer Indemnified Party is advised by counsel that representation of the Company and the Company, on the one hand, and the Buyer Indemnified Party, on the other hand, by the same counsel presents a conflict of interest under applicable standards of professional conduct, in which case the Buyer Indemnified Party shall have the right to control such defense, and the reasonable expenses incurred by such Buyer Indemnified Party in the defense of such Third Party Claim shall constitute indemnifiable Damages.

(iii) If the Company delivers an Election Notice to the Buyer Indemnified Party with respect to a Third Party Claim within ten (10) days of the date the Company receives a Third Party Claim Notice for such Third Party Claim, and so long as the Company is conducting the defense of the Third Party Claim in accordance with Section 4.4(a)(ii), then (A) the Buyer Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Buyer Indemnified Party shall not, without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), settle or compromise such Third Party Claim or permit a default or consent to entry of any judgment with respect to such Third Party Claim, (C) the Buyer Indemnified Party shall cooperate in good faith with the Company in the defense of such Third Party Claim, (D) the Company shall have the right to take such action as he deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Buyer Indemnified Party, and (E) the Company shall not, without the prior written consent of the Buyer Indemnified Party (not to be unreasonably withheld, delayed or conditioned), settle or compromise such Third Party Claim or permit a default or consent to entry of any judgment with respect to such Third Party Claim unless the terms of such settlement provide for a complete, unconditional and final release of the claims that are the subject of such Third Party Claim in favor of the Buyer Indemnified Party, without any finding or admission of any violation of Law on behalf of the Buyer Indemnified Party or any of its Affiliates or any of their respective Representatives, or any equitable remedies or material non-monetary obligations on the Buyer Indemnified Party.

(iv) If the Company does not deliver an Election Notice to the Buyer Indemnified Party within ten (10) days of the date the Company receives a Third Party Claim Notice, or if any of the conditions set forth above is or becomes unsatisfied, then (A) the Buyer Indemnified Party may defend, manage, conduct and control any proceedings, negotiations, communications or other matters involving or relating to the Third Party Claim set forth in such Third Party Claim Notice, (B) the Company shall have the right, at its own cost and expense, to participate in the defense of such Third Party Claim with counsel selected by it, (C) the Company and the Company will jointly and severally reimburse the Buyer Indemnified Party promptly and periodically for the reasonable costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), (D) the Company and the Company will remain jointly and severally responsible for any Damages the Buyer Indemnified Party suffers resulting from or arising out of the Third Party Claim, and (E) the Buyer Indemnified Party may not consent to the entry of any judgment or enter into any settlement with respect to any such Third Party Claim without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed).

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(b) Direct Claims. Any claim by a Buyer Indemnified Party under Section 4.2 on account of Damages that do not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Buyer Indemnified Party giving the Company reasonably prompt written notice thereof (a “Direct Claim Notice”), which Direct Claim Notice shall include a description in reasonable detail (based upon the information then possessed by the Buyer Indemnified Party) of the nature of the Direct Claim and a good faith non-binding, preliminary estimate of the amount of Damages such Buyer Indemnified Party claims to have so incurred or suffered; provided, however, that any failure to give such Direct Claim Notice will not waive any rights of the Buyer Indemnified Party except to the extent the rights of the Company and the Company are actually prejudiced (or the Company and the Company forfeit rights or defenses by reason of such failure) or to the extent that any applicable period set forth in Section 4.1 has expired without such notice being given. The Company shall have thirty (30) days from the receipt of the Direct Claim Notice (the “Direct Claim Response Period”) to respond in writing any such Direct Claim, which written response shall contain a reasonably detailed description of the facts and circumstances supporting an objection to the applicable Direct Claim. During such Direct Claim Response Period, the Buyer Indemnified Party shall cooperate in good faith to permit the Company and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim. If the Company does not so respond to a Direct Claim Notice within the Direct Claim Response Period, the Company shall be deemed to have irrevocably accepted the Direct Claim set forth in such Direct Claim Notice and acknowledged that the Buyer Indemnified Party is entitled to the full amount of the claim for Damages set forth in such Direct Claim Notice. In the event the Company notifies the Buyer Indemnified Party that it seeks to contest any individual Damages asserted in the Direct Claim during the Direct Claim Response Period and within thirty (30) days after the Buyer Indemnified Party’s receipt of such notice from the Company the parties are unable to agree on the rights of the respective parties with respect to any disputed items set forth in the Direct Claim Notice, either the Buyer Indemnified Party or the Company may bring suit in the courts identified in Section 6.5 hereof to resolve the matter.

4.5 Characterization of Indemnity Payments.

Any payment made to a Buyer Indemnified Party by the Company or the Company pursuant to the indemnification obligations under this Article 4 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by applicable Law.

4.6 Sole Remedy.

Except with respect to claims based on fraud, willful misconduct or intentional misrepresentation, and claims for specific performance of covenants or agreements contained herein or claims for specific performance of covenants or agreements in any Ancillary Agreement, following the Closing, indemnification pursuant to this Article 4 shall be the sole and exclusive remedy of the parties and any parties claiming by or through any party (including the Buyer Indemnified Parties) related to or arising from any breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement and none of the Buyer, the Company or the Company shall have any other rights or remedies in connection with any breach of this Agreement or any other liability arising out of the negotiation, entry into or consummation of the transactions contemplated hereby, whether based on contract, tort, strict liability, other Laws or otherwise. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth in this Article 4.

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ARTICLE 5
COVENANTS

5.1 Tax Matters.

(a)(i) The Company shall have the obligation and shall be responsible for the correct and timely filing of all Tax Returns and payment of all Taxes payable by the Company for all periods ending on or prior to the Closing Date (“Pre-Closing Tax Periods”). Such Tax Returns shall be consistent with Tax Returns filed on behalf of the Company for prior periods, except as otherwise required by applicable law.

(ii) The Company shall indemnify and hold harmless on an after-tax basis the Buyer against all Taxes of the Company and any Tax Affiliates for all Pre-Closing Tax Periods in excess of the amount provided therefor on the Closing Statement as finally determined, or otherwise attributable to the operations, transactions, assets or income of the Company or any Tax Affiliates and their predecessors for all periods or portions thereof through and including the Closing (and, with respect to Company and any Tax Affiliates other than the Company, following the Closing), including any Taxes attributable to consummation of the transactions contemplated herein, together with any expenses (including, without limitation, settlement costs and any legal, accounting and other expenses) incurred in connection with the contesting, collection or assessment of such Taxes.

(iii) The Buyer shall have the obligation and shall be responsible for the correct and timely filing of all Tax Returns and payment of all Taxes payable by the Company for any taxable period that incudes and ends after the Closing Date (an “Overlap Period”). Such Tax Returns shall be consistent with Tax Returns filed on behalf of the Company for prior periods, except as otherwise required by applicable law.

(b) From and after the date hereof, the Company shall not file or cause to be filed any amended Tax Return with respect to the Company, and the Company shall not file a claim for refund of Taxes paid by or on behalf of the Company, without the consent of the Buyer, which consent shall not be unreasonably withheld.

(c) After the Closing, the Company, on the one hand, and the Buyer, on the other hand, will make available to the other, as reasonably requested, all information, records or documents relating to liabilities for Taxes for all periods prior to or including the Closing and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

(d) Any and all tax sharing, tax indemnity, or tax allocation agreements with respect to which the Company was a party at any time prior to the Closing shall terminate upon the Closing. No further amounts shall be payable by the Company under such agreements following the Closing.

5.2 Public Announcements.

Neither the Company nor the Company shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by the Buyer, except as required by Law (in which case there shall be consultation by the Company and/or the Company, on the one hand, and the Buyer, on the other hand, prior to such announcement). The Buyer may issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval of any other party or parties.

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5.3 Further Assurances.

Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and use commercially reasonable efforts to take such further actions, as may be reasonably requested by the other party to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

5.4 Release.

(a) For good and valuable consideration, the sufficiency of which the Company hereby agrees and acknowledges, effective for all purposes as of the Closing, the Company, on behalf of the Company and each of the Company’s executors, administrators, estate, successors, heirs and assigns, voluntarily, knowingly and irrevocably releases and forever discharges the Company, the Buyer and each of their respective officers, directors, managers, employees and Affiliates from any and all actions, agreements, amounts, claims, damages, expenses, liabilities and obligations of every kind, nature or description, known or unknown, arising or existing prior to the Closing, including any and all of the foregoing arising out of or relating to the Company’s capacity as a member, employee, consultant, contractor or other service provider of the Company, but in each case, except for any right, claim or entitlement of the Company under this Agreement. The Company acknowledges that there is a risk that, after the execution of this Agreement or the Closing, the Company will discover, incur or suffer claims which were unknown or unanticipated as of the date or this Agreement or the Closing Date and which, if known by the Company on the date of this Agreement or on the Closing Date, may have materially affected the Company’s decision to enter into this Agreement and/or grant the releases under this Section 5.4. The Company acknowledges and agrees that, by reason of entering into this Agreement, the Company is assuming the risk of all unknown, unsuspected or unanticipated claims released in and by this Section 5.4. The Company, on behalf of the Company and each of the Company’s executors, administrators, estate, successors, heirs and assigns, hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against the Company, the Buyer and each of their respective officers, directors, managers, employees and Affiliates based upon any claim released pursuant to this Section 5.4.

(b) The Company acknowledges that the Company is familiar with Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(c) The Company hereby waives and relinquishes any rights and benefits that the Company may have under Section 1542 of the Civil Code of the State of California or any similar statute or common law principle of any jurisdiction. The Company acknowledges that the Company may hereafter discover facts in addition to or different from those that the Company now knows or believes to be true with respect to the subject matter of this release, but it is the Company’s intention, subject to the limitations in this Section 5.4, to fully and finally and forever settle and release any and all claims that do now exist, may exist or heretofore have existed with respect to the subject matter of this release. In furtherance of this intention, the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts.

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ARTICLE 6
MISCELLANEOUS

6.1 Notices.

Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed to have been duly given and effective: (a) on the date of transmission, if such notice or communication is sent via facsimile or electronic mail (and no “bounceback” message is received), at the email address specified in this Section 6.1, prior to 5:00 p.m., local time, on a Business Day; (b) on the first (1st) Business Day after the date of transmission, if such notice or communication is sent via electronic mail (and no “bounceback” message is received), at the email address specified in this Section 6.1 (i) at or after 5:00 p.m., local time, on a Business Day or (ii) on a day that is not a Business Day; (c) when received, if sent by nationally recognized overnight courier service; or (d) upon actual receipt by the party to whom such notice is required or permitted to be given. The address for such notices and communications (unless changed by the applicable party by like notice) shall be as follows:

if to the Buyer, to:

The Awareness Group, LLC

43.43 N Scottsdale Rd, #150

Scottsdale, AZ 85251

Attention: Pablo Diaz

Email: pablo@awarenessgroup.llc

with a copy (which shall not constitute notice) to:

JDT Legal

7533 S Center View Ct, #4291

West Jordan, Utah 84084

Attention: Jeff Turner

Email:  jeff@jdt-legal.com

if to the Company or the Company:

Attention:

Email:

with a copy (which shall not constitute notice) to:

Attention:

Email:

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6.2 Amendments and Waivers.

(a) Any provision of this Agreement (including any Exhibit or Schedule) may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

(c) No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, unless the waiver of such other provision is expressly referenced, nor shall any waiver constitute a continuing waiver.

6.3 Expenses.

Except as otherwise set forth in this Agreement and particularly as set forth in Section 1.2(a), whether or not the transactions contemplated hereby are consummated, all fees and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby, including the fees and expenses of counsel, financial advisors and accountants, shall be paid by the party hereto incurring such fees or expenses.

6.4 Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties; provided, however, that the Buyer may (a) assign this Agreement to one or more of the wholly owned subsidiaries or Affiliates of the Buyer or to its successor in interest pursuant to any merger, business combination or other similar transaction so long as the Buyer remains liable under this Agreement, and (b) pledge its rights hereunder to any bank or other institution providing credit or debt financing to Buyer or its Affiliates. Any attempted assignment not in accordance with this Section 6.4 shall be null and void.

6.5 Governing Law; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the laws of the State of Arizona, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Arizona.

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(b) All claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement shall be heard and determined in the federal or state courts in the State of Arizona. Each of the parties hereto (i) submits to the exclusive jurisdiction of the federal or state courts in the State of Arizona in any Action arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such Action may be heard and determined in any such court, and (iii) agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Each party hereto agrees that service of summons and complaint or any other process that might be served in any Action may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 6.1. Nothing in this Section 6.5(b), however, shall affect the right of any party to serve legal process in any other manner permitted by Law. Each party hereto agrees that a final, non-appealable judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

(c) THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5(c).

6.6 Specific Performance; Injunctive Relief.

Notwithstanding Section 4.6 of this Agreement, each of the parties shall have and retain the rights to specific performance and injunctive relief arising out of or relating to a breach or threatened breach of this Agreement. Without limiting the generality of the foregoing, the parties acknowledge that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the parties shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and shall be granted in connection therewith, without necessity of a bond or other security or proving irreparable harm and without regard to the adequacy of any remedy at law. A party’s right to specific performance and injunctive relief shall be in addition to such party’s right to seek monetary damages in accordance with the terms set out in this Agreement.

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6.7 Counterparts.

This Agreement may be executed and delivered in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing the original signature.

6.8 Entire Agreement.

This Agreement, the Ancillary Agreements and the other transaction documents delivered at Closing constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, both oral and written.

6.9 Severability.

If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. To such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

6.10 No Third-party Beneficiaries.

This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except for the rights of the Buyer Indemnified Parties in Article 4, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

6.11 Calculation of Time for Notices.

If the date specified for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next date which is a Business Day.

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ARTICLE 7
DEFINITIONS AND INTERPRETATION

7.1 Certain Defined Terms.

Capitalized terms not otherwise defined herein shall have the meaning and effect set out below:

“Accounting Principles” means GAAP applied in accordance with the principles, policies, practices, methodologies and procedures used by the Company in the preparation of the Annual Financial Statements.

“Accounts Receivable” means (a) all billed and unbilled trade accounts receivable and other rights to payment from customers of the Company and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers and other business relationships of the Company, (b) all other accounts or notes receivable relating to the Company and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Accrued Compensation” means (a) earned payroll (including earned commissions), earned paid time off/vacation and any employer matching contributions with respect to any Employee Benefit Plan intended to be qualified under Section 401(a) of the Code which includes a cash or deferred arrangement intended to qualify under Section 401(k) of the Code and (b) any bonus, long-term incentive compensation or other incentive compensation, in each case of clauses (a) and (b), which is attributable to or in respect of any time period ending on or before the Closing Date, and in each case of clauses (a) and (b), which is payable by the Company, or will become payable by the Company, to any current or former employees, consultants, independent contractors or equity holders of the Company under any Contract, program, policy or arrangement, including the Taxes payable by the Company with respect to all such amounts.

“Action” means any action, charge, claim, complaint, demand, grievance, arbitration, mediation, audit, assessment, hearing, investigation, legal proceeding, administrative enforcement proceeding, litigation, suit or other proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced or brought by any Person, or conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the Ownership of voting securities, by Contract or otherwise.

“Ancillary Agreements” means any or all of the exhibits to this Agreement and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated hereby, including the Option Agreement.

“Anti-Corruption Laws” means Laws relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the International Anti-Bribery and Fair Competition Act of 1998, or any other anti-corruption or anti-bribery Law.

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“Business Data” means all data and personal information accessed, processed, collected, stored or disseminated by the Company, including any Personal Information.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks are authorized or required by Federal Law to be closed.

“Buyer Indemnified Parties” means the Buyer and its Affiliates (including any parent company or companies and the Company) and each of their respective officers, directors, managers, employees, Affiliates, agents and Representatives.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, and applicable rules and regulations thereunder, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company IT Systems” means all servers, software (including interpreted or compiled source code, object code, documentation, tools, drawings, specifications, metadata and data), computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, peripherals, computer systems and related systems of or used by the Company, including any outsourced systems and processes that are owned or used by or for, or provided to any member of the Company’s customers by, the Company in the conduct of its business.

“Company Products” means all products and services developed (including products and services for which development is ongoing), manufactured, made commercially available, marketed, distributed, supported, sold, imported for resale or licensed out by or on behalf of the Company since inception.

“Contract” means, when described as being those of or applicable to any Person, any contracts, agreements, commitments, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, liens, indebtedness, approvals or other instruments or undertakings to which such Person is a party or to which or by which such Person or the properties or assets of such Person is subject or bound.

“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease or COVID-19.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other similar Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19.

“Damages” means any and all damages, liabilities, obligations, awards, fines, judgments, administrative orders, remediation requirements, suits, actions, causes of action, enforcement actions, claims, demands, deficiencies, losses, costs, wages, penalties, charges, liquidated damages, expenses, assessments, Taxes, interest and penalties, including reasonable attorneys’, accountants’, consultants’, engineers’ and experts’ fees and expenses and including any such reasonable expenses incurred in connection with investigating, defending against, or settling any of the foregoing.

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“Data Security Requirements” means all of the following to the extent relating to the access, collection, processing, recording, organization, adaptation, alteration, storage, transfer, retrieval, disclosure, dissemination, combination and/or use of data or otherwise relating to data security, cyber security, e-commerce, privacy or security breach notification requirements: (a) the rules, policies and procedures of the Company; (b) all applicable Laws and/or industry self-regulatory programs governing the receipt, collection, compilation, use, analysis, retention, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information, including, if and to the extent applicable, the GDPR (and any European Union member states’ laws and regulations implementing it), Canada’s Personal Information Protection and Electronic Documents Act (PIPEDA), the Financial Services Modernization Act of 1999, the Federal Information Security Management Act (FISMA), the Federal Trade Commission Act, the Privacy Act of 1974, the Gramm-Leach-Bliley Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Fair Credit Reporting Act (FCRA) and its state law equivalents, California Online Privacy Protection Act of 2003 (CalOPPA), California Consumer Privacy Act (CCPA) the Cybersecurity Requirements For Financial Services Companies, 23 NYCRR 500 (2017) and any Laws promulgated under the foregoing Laws, and all applicable Laws governing Personal Information collection, retention, disclosure and breach notifications (the “Data Privacy Laws”); (c) all applicable industry requirements, including the Payment Card Industry Data Security Standard (PCI DSS), PCI Payment Terminal Standard (PCI-PTS) and all other applicable security rules and requirements as promulgated by the PCI Security Standards Council, by any member thereof, or by any entity that functions as a card brand, card association, card network, payment processor, acquiring bank, payment services provider, merchant bank or issuing bank, including, without limitation, all merchant- and service provider-specific requirements, the Payment Application Data Security Standards (PA-DSS) and all audit, scanning and filing requirements, to the extent applicable; and (d) Contracts into which the Company has entered or by which it is otherwise bound.

“Discharge” means any manner of spilling, leaking, dumping, discharging, releasing, migrating or emitting, as any of such terms may further be defined in any Environmental Law, into or through any medium including ground water, surface water, land, soil or air.

“Disclosure Schedule” means the disclosure schedule delivered by the Company to the Buyer concurrently with the execution and delivery of this Agreement.

“Employee Benefit Plan” means (a) all employee benefit plans (as defined in Section 3(3) of ERISA); (b) all bonus, incentive, equity or equity-based compensation, stock purchase, deferred compensation, retiree medical, life insurance, retirement, health and welfare benefit, salary continuation, section 125 cafeteria, health reimbursement, flexible spending, dependent care, employee loan, individual tax gross up, leave of absence, vacation pay, educational assistance, employee assistance or other employee benefit plans, policies or agreements; and (c) all employment, retention, individual consulting, collective bargaining, termination, severance or other similar agreements, in each case, (i) that are sponsored, maintained, contributed to or required to be contributed to by the Company, (ii) with respect to which the Company is a party or has any obligation or liability (contingent or otherwise), or (iii) with respect to which any current or former employee, officer, director or individual consultant of the Company (or any of their respective dependents or beneficiaries) is eligible to participate or receive benefits.

“Environmental Laws” means any applicable Law related to pollution, contamination, remediation, protection of natural resources or the environment, or protection of human health and safety, or concerning the presence, handling, storage, transportation, use, management and disposal of, or exposure to, any Hazardous Substances.

“Equity Interest” means, with respect to any Person, any shares, equity securities, capital stock, limited liability company interests, membership interests, partnership interests, joint venture interests, stock appreciation rights, beneficial interests, right to purchase or other indicia of equity or equity-like Ownership (including any phantom interest) in such Person.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b)(i) of ERISA and/or Section 414 of the Code.

“Financial Statements” means balance sheets and related statements of operations and cash flows.

“Fundamental Representations” means (a) those representations and warranties set forth in Section 2.1 (Organization and Qualification), Section 2.2 (Authority; Binding Obligations), Section 2.3 (Capitalization), Section 2.4 (No Conflicts; Required Filings and Consents), Section 2.22 (Affiliate Transactions) and Section 2.23 (No Brokers), and (b) the Tax Representations.

“GAAP” means U.S. generally accepted accounting principles.

“GDPR” means Regulation (EU) 2016/679 (General Data Protection Regulation) of the European Parliament and of the Council on the protection of natural persons with regard to the processing of personal data and on the free movement of such data as currently in effect and as may be amended from time to time.

“Governmental Authority” means any federal, state, local or foreign government, any governmental, regulatory or administrative authority, agency, division, bureau or commission, or any court, tribunal or judicial or arbitral body, in each of the foregoing cases with the authority to legally bind the applicable party. For sake of clarity, Governmental Authority includes private organizations, private arbitrators/arbitration panels and private arbitral bodies with the authority to legally bind the applicable party such as, for example, the American Arbitration Association or similar arbitral entities.

“Governmental Official” means any officer or employee of a Governmental Authority, or of a public national or international organization, or any person acting in an official capacity for or on behalf of any such Governmental Authority, or for or on behalf of any such public national or international organization.

“Handling” means any manner of generating, accumulating, storing, treating, disposing of, transporting, transferring, labeling, handling, manufacturing or using, as any of such terms may further be defined in any Environmental Law.

“Hazardous Substances” shall be construed broadly to include any toxic or hazardous substance, material or waste, and any other contaminant, pollutant or constituent thereof, including petroleum or petroleum products, the presence of which requires investigation or remediation under any Environmental Law.

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“Indemnified Taxes” means (a) any Taxes of the Company that are attributable to any Pre-Closing Tax Period, including any such Taxes arising in any Straddle Period that are attributable to a Pre-Closing Tax Period in accordance with [Section 5.1(a)(iii),] (b) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law or regulation, (c) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, pursuant to a Contract or pursuant to any Law or otherwise, which Taxes relate to an event or transaction occurring before the Closing, (d) any Taxes imposed on the Company, the Buyer or their Affiliates (including, after the Closing, the Company) as a result of the PPP Loan (including as a result of the forgiveness of all or a portion of the PPP Loan), (e) any payroll Taxes for which original payment was or will be due before or on the Closing Date and for which payment has been deferred until after the Closing pursuant to the CARES Act, and (f) any Taxes arising from or in connection with any breach of or misrepresentation with respect to any of the Tax Representations.1

“Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created, or arising under the Laws of the United States or any other jurisdiction, whether registered or unregistered, including all: (a) patents and patent applications, including all continuations, divisionals, continuations-in-part, provisionals, petty patents, utility models, design patents, designs, rights to inventions and patents issuing on any of the foregoing, and all renewals, re-examinations, substitutions, extensions, and reissues of any of the foregoing; (b) trademarks, service marks, service names, brand names, trade dress, trade names, logos, corporate names, and other source or business identifiers, together with all of the goodwill associated with any of the foregoing, and any registrations, applications for registration, renewals, and extensions of any of the foregoing; (c) copyrights and works of authorship, compilations, data, database, and design rights, and mask works, in each case, whether or not registered or published, and all registrations, applications for registration, renewals, extensions and reversions of any of the foregoing; (d) inventions, know-how, research records, trade secrets, discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, product designs, engineering specifications and drawings, formulae, customer lists, supplier lists, market analyses and other proprietary and confidential information and rights therein; (e) internet domain names and social media accounts or user names, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data hereon or related thereto, whether or not copyrights; (f) software, computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (g) rights of publicity; (h) all rights to sue and recover for any past, present, or future infringement, misappropriation, or other violation of any of the foregoing, and (i) other intellectual property rights arising under the Laws of any jurisdiction throughout the world or pursuant to any international convention.

“International Trade and National Security Laws” means all U.S. and non-U.S. Laws, embargoes or restrictive measures relating to (a) economic or trade sanctions or export controls administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council, the European Union, any EU Member State, or any other relevant Governmental Authority; and (b) the prevention of money laundering, including the USA PATRIOT Act and the Bank Secrecy Act.

“Inventory” means all goods, merchandise and other personal property owned and held for sale or resale by the Company and all raw materials, works in process, materials and supplies of every nature which contribute to the finished products by the Company in the ordinary course of business.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge of the Company and its officers with respect to the matter in question, and such knowledge as such individuals should have obtained upon due inquiry into the matter in question.

__________________________

1 Note to Draft: Subject to tax review.

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“Latest Balance Sheet” means the unaudited balance sheet of the Company as of the Latest Balance Sheet Date included in the Company Financial Statements.

“Latest Balance Sheet Date” means September 30, 2024.

“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or Order of any Governmental Authority having applicable jurisdiction or other similar binding requirement of a Governmental Authority having applicable jurisdiction.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company, including any licensed space or colocation arrangements.

“Liability” or “liability” means any liability, indebtedness or obligation of any nature whatsoever, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, disputed or undisputed, secured or unsecured, joint or several, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of the applicable Person.

“Lien” means any lien, mortgage, pledge, adverse claim, easement, charge, security interest, encumbrance or other restriction or limitation whatsoever.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), value, business prospects, operating results, cash flow, net worth or employee, customer, provider or supplier relations of the Company; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change arising out of or attributable to: (a) general economic or political conditions; (b) conditions generally affecting the industries in which the Company operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Buyer; (f) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (g) any natural or man-made disaster or acts of God; (h) any epidemics, pandemics, disease outbreaks or other public health emergencies; or (i) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided that any event, occurrence, fact, condition or change referred to in clauses (a), (b), (c), (d), (g) and (h) may be taken into account in determining whether a “Material Adverse Effect” has occurred or would occur if such has a disproportionate effect on the Company relative to other companies operating in the industries or markets in which the Company operates.

“Option Agreement” means that certain Option Agreement, by and among the Company, the Company and the Buyer, in the form attached hereto as Exhibit C.

“Order” means any decree, decision, injunction, judgment, order, citation, complaint, consent order, compliance schedule, ruling, verdict or similar enforcement order entered, issued, made or rendered by any Governmental Authority, in each case, having applicable jurisdiction.

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“Organizational Documents” means, as to any Person, the organizational documents of such Person, including any charter, certificate or articles of incorporation, certificate or articles of formation, articles of association, articles of organization, certificate of limited partnership, statement of partnership, bylaws, limited liability company agreement, stockholders agreement, investor rights agreement, voting agreement, right of first refusal agreement, co-sale agreement, operating agreement, partnership agreement or similar governing document.

“Paycheck Protection Program” means the Paycheck Protection Program established under the CARES Act and administered by the SBA.

“Permits” means any and all permits, rights, approvals, licenses, authorizations, legal status, orders, operating authorities, franchises, easements, applications, filings, registrations and other authorizations under any Laws or otherwise granted or required by any Governmental Authority.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, trust, association or other entity or organization.

“Personal Information” means any data or information defined as “personal information,” “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” or “personally identifiable financial information” under any applicable Data Privacy Laws, including information that identifies, could be used to identify or is otherwise identifiable with an individual or a device.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period through the end of the Closing Date.

“Proprietary Information” means all information and materials not generally known to the public, including trade secrets, designs, software, computer programs, source code, know-how, technical information, confidential marketing and other confidential and proprietary information.

“Representatives” means, with respect to any Person, all directors, managers, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or other representatives of such Person.

“Sanctioned Country” means any country or region that is or has been in the past five (5) years the subject or target of any restrictions or sanctions under International Trade and National Security Laws.

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under any International Trade and National Security Laws, including: (a) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, List of Persons Identified as Blocked Solely Pursuant to Executive Order 13599, and Sectoral Sanctions Identifications List; the Denied Persons, Unverified, and Entity Lists, maintained by the U.S. Department of Commerce; the Debarred List and non-proliferation sanctions lists maintained by the U.S. State Department; the EU Consolidated List of Designated Parties, maintained by the European Union; the Consolidated List of Assets Freeze Targets, maintained by HM Treasury (U.K.); and the UN Consolidated List, maintained by the UN Security Council Committee; (b) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in the preceding clause (a) so as to subject the Person to sanctions; or (c) any Person that is organized, resident, or located in a Sanctioned Country.

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“SBA” means the U.S. Small Business Administration.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Specified Representations” means those representations and warranties set forth in Section 2.6 (Employee Benefit Matters) and Section 2.16 (Environmental Matters).2

“Straddle Period” means any taxable period that begins on or prior to the Closing Date and ends after the Closing Date.

“Tax” or “Taxes” means (a) any and all federal, provincial, municipal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, all installments thereof, and in each case whether disputed or not and including any obligation to indemnify or otherwise pay the Tax liability of another Person; and (b) without limiting the foregoing, includes real property, personal property, tangible, withholding, source deductions from payroll, payroll taxes, employment or unemployment insurance, governmental pension plan contributions, workers’ compensation, escheat or unclaimed property, employee related taxes, disability, transfer, sales, use, gasoline, fuel, excise, goods and services, value added, customs duty, gross receipts and all other taxes of any kind in any manner whatsoever, including repayments of any unlawful grants, subsidies, state aid or similar amounts relating to Taxes from a Governmental Authority.

“Tax Representations” means those representations and warranties set forth in Section 2.25 (Tax Matters) and those representations and warranties with respect to Taxes set forth in Section 2.6 (Employee Benefit Matters).

“Tax Returns” means any return, declaration, report, election, claim for refund, or information return or statement relating to Taxes permitted or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulations” means the regulations currently in force as final or temporary that have been issued by the U.S. Department of Treasury under its authority under the Code, and any successor regulations.

7.2 Certain Other Definitions.

Each of the following terms have the meaning given to such terms as set forth in the Section of this Agreement set forth below opposite such term:

Defined Term	Section
Agreement	Preamble
Annual Financial Statements	Section 2.8(a)
Basket Amount	Section 5.3(a)
Buyer	Preamble
Closing	Section 1.3
Closing Date	Section 1.3

___________________________________

2 Note to Draft: Other Specified Representations subject to due diligence.

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Defined Term	Section
COBRA	Section 2.6(d)
Company	Preamble
Company Financial Statements	Section 2.8(a)
Company Intellectual Property	Section 2.19(a)
Conflict Minerals	Section 2.27(d)
Contingent Workers	Section 2.7(b)
Direct Claim	Section 5.4(b)
Direct Claim Notice	Section 5.4(b)
Direct Claim Response Period	Section 5.4(b)
Election Notice	Section 5.4(a)(ii)
Employment Laws	Section 2.7(e)
General Expiration Date	Section 5.1
Indemnification Cap	Section 5.3(b)
Insurance Policies	Section 2.18
Interim Financial Statements	Section 2.8(a)
Invention Assignment Agreement	Section 2.19(f)
Lease	Section 2.15(b)
Licensed Intellectual Property	Section 2.19(d)
Material Contracts	Section 2.17(a)
Owned Company Intellectual Property	Section 2.19(c)
Company	Preamble
Company Shares	Recitals
Promissory Note	Section 1.2
Purchased Shares	Recitals
Registered Company Intellectual Property	Section 2.19(b)
Related Party Contract	Section 2.22
Tangible Properties	Section 2.11
Third Party Claim	Section 5.4(a)(i)
Third Party Claim Notice	Section 5.4(a)(i)
Top Customer	Section 2.24(a)
Top Supplier	Section 2.24(b)

7.3 Interpretation and Rules of Construction.

(a) The parties agree that they have been represented by counsel during, and have jointly participated in, the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b) In this Agreement, except to the extent that the context otherwise requires:

(i) when a reference is made in this Agreement to an article, section, exhibit or schedule, such reference is to an Article or Section of, or an Exhibit or a Schedule to, this Agreement unless otherwise indicated;

(ii) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii) the word “will” when used in this Agreement shall be construed to have the same meaning and effect as the word “shall;”

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(iv) references to days means calendar days unless otherwise specified;

(v) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation include any successor to said section;

(vi) references to any agreement or instrument are to the agreement or instrument as from time to time amended, modified, supplemented or replaced from time to time, including by waiver or consent;

(vii) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(viii) whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(ix) the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(x) references to a Person are also to its permitted successors and assigns;

(xi) the words “ordinary course” and “ordinary course of business” will be deemed followed by “consistent with past practice” if not already followed by such words;

(xii) references to monetary amounts are to the lawful currency of the United States;

(xiii) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires; and

(xiv) words importing the singular include the plural and vice versa and words importing gender include all genders.

7.4 Disclosure Schedule.

Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. To the extent any such additional matters are included, they are included for informational purposes and do not necessarily include other matters of a similar nature. Headings and subheadings have been inserted in the Disclosure Schedule for convenience of reference only and shall have the effect of amending or changing the express description thereof as set forth in this Agreement. Disclosure of any information, fact or item in this Agreement or in the Disclosure Schedule referenced by a particular Section of this Agreement shall be deemed to have been disclosed with respect to every other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure would apply to such other Sections. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty made in this Agreement. Neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such amounts, higher or lower amounts, or the item so included or other items, are or are not material or are within or outside the ordinary course of business. Any capitalized term used in the Disclosure Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement.

[The remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first written above.

THE BUYER:

THE AWARENESS GROUP LLC

By:
Name:	Pablo Diaz
Title:	CEO

THE COMPANY:

RENEWABLE ENERGY PRODUCTS MANUFACTURING CORP

By:
Name:
Title:

SIGNATURE PAGE TO EQUITY PURCHASE AGREEMENT

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EXHIBIT A: OPTION AGREEMENT

Upon the Closing of this Agreement, an onboarding period will commence for the purpose of effectuating the payment of the Purchased Shares as set forth in Section 1.2(a), and calculating the purchase price of the Remaining Shares as set forth in Section 1.2(b) (the “Onboarding Period”). Except as otherwise agreed by the Parties in writing, the Onboarding Period will commence on July 25, 2025 and expire on or about July 25, 2026. At the expiration of the Onboarding Period, and subject to the terms and conditions set forth in Section 1.2(b), the Buyer shall purchase from the Company, and the Company shall sell and issue to the Buyer, all of the Remaining Shares, free and clear of all Liens other than restrictions on transfer under the Organizational Documents of the Company and applicable state and federal securities laws and any Liens created by or imposed by the Buyer. Profit distributions during the Onboarding Period will be distributed according to ownership percentages, with 51% to Buyer and 49% to Company.

The period from the date of closing until the determination in writing of the commencement of the 12-month period to determine valuation shall be utilized for the purpose of preparing Company to maximize profitability. During this period, all terms and conditions of the agreement shall apply, and all profits during this period will continue to be distributed according to ownership percentages, with 51% to Buyer and 49% to Company.

Subject to the opt-out provisions contained herein, within thirty (30) days of the expiration of the Onboarding Period payment in full for the Remaining Shares (49%) shall be due from Buyer to Company and calculated as four times the Adjusted EBITDA for the Company calculated for the duration of the Onboarding Period (the “Final Payment”). By way of illustration, if the Onboarding Period is 12 months, and the Company’s Adjusted EBITDA for that period is $2MM, then the Final Payment due from Buyer to Company shall be $2MM x 4 = $8MM x .49% remaining ownership= $3,920,000. Payout to be via 75% stock issuance, and 25% cash payment.

“EBITDA” means net income, calculated as services revenues from the operations of the Company, including any portion of revenue jointly earned by Buyer and Company and allocated to Company by mutual agreement, less the total expenses of the Company towards employee salaries (including benefits), payroll costs, payroll taxes, independent contractor payments (and any corresponding benefits) and vendor payments, all as determined in accordance with GAAP as consistently applied by the Company less all overhead expenses and every business related expense excluding income taxes, interest, depreciation and amortizati

“Adjusted EBITDA” means EBITDA as measured on a US GAAP basis for the Onboarding Period and adjusted to add back any management fees, general overhead expenses, or other intercompany charges, of whatever kind or nature, charged by Buyer to the Company, except that Buyer may charge interest on any loans or advances made by Buyer to the Company in connection with their business operations. For the avoidance of doubt, the Adjusted EBITDA of the Company includes any portion of profits ultimately due to Buyer as a 51% shareholder in the Company.

In the event the Company’s Adjusted EBITDA is calculated to be less than $250,000, Buyer may opt out of its agreement to purchase the Remaining Shares from Company.

EXHIBITS AND SCHEDULES TO EQUITY PURCHASE AGREEMENT

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 SCHEDULE 1.4(A)(VII) – TERMINATION OF RELATED PARTY AGREEMENTS

NOT APPLICABLE

EXHIBITS AND SCHEDULES TO EQUITY PURCHASE AGREEMENT

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SCHEDULE 1.4(A)(VIII) –THIRD PARTY CONSENTS

NOT APPLICABLE

EXHIBITS AND SCHEDULES TO EQUITY PURCHASE AGREEMENT

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SCHEDULE 2.1(A) – FOREIGN CORPORATION REGISTRATION(S)/OPERATIONS

NOT APPLICABLE

EXHIBITS AND SCHEDULES TO EQUITY PURCHASE AGREEMENT

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SCHEDULE 2.4(A) – CONFLICTS

NOT APPLICABLE

EXHIBITS AND SCHEDULES TO EQUITY PURCHASE AGREEMENT

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SCHEDULE 2.4(B) – REQUIRED FILINGS AND CONSENTS

SEE ATTACHED LINK:  REPM REQUIRED FILINGS AND CONSENTS

EXHIBITS AND SCHEDULES TO EQUITY PURCHASE AGREEMENT

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SCHEDULE 2.6(A) – EMPLOYEE BENEFIT MATTERS

EXHIBITS AND SCHEDULES TO EQUITY PURCHASE AGREEMENT

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SCHEDULE 2.7(A)-(B), (E) – LABOR AND EMPLOYMENT MATTERS

SEE ATTACHED LINK: REPM LABOR AND EMPLOYMENT MATTERS

EXHIBITS AND SCHEDULES TO EQUITY PURCHASE AGREEMENT

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SCHEDULE 2.8(A) – FINANCIAL STATEMENTS

SEE ATTACHED LINK: REPM FINANCIAL STATEMENTS

EXHIBITS AND SCHEDULES TO EQUITY PURCHASE AGREEMENT

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SCHEDULE 2.9 – UNDISCLOSED LIABILITIES

SEE ATTACHED LINK: REPM UNDISCLOSED LIABILITIES

EXHIBITS AND SCHEDULES TO EQUITY PURCHASE AGREEMENT

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SCHEDULE 2.12(A)-(B) – OPERATIONAL CHANGES SINCE 09/30/2024

NOT APPLICABLE

EXHIBITS AND SCHEDULES TO EQUITY PURCHASE AGREEMENT

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SCHEDULE 2.13(A), (D) – NON-COMPLIANCE WITH LAWS OR PERMITS

NOT APPLICABLE

EXHIBITS AND SCHEDULES TO EQUITY PURCHASE AGREEMENT

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SCHEDULE 2.14 – LITIGATION

NOT APPLICABLE

EXHIBITS AND SCHEDULES TO EQUITY PURCHASE AGREEMENT

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SCHEDULE 2.15(B) – REAL PROPERTY/LEASES

SEE ATTACHED LINK: REPM PROPERTY/LEASES

EXHIBITS AND SCHEDULES TO EQUITY PURCHASE AGREEMENT

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SCHEDULE 2.16(A)-(F) – ENVIRONMENTAL MATTERS

NOT APPLICABLE

EXHIBITS AND SCHEDULES TO EQUITY PURCHASE AGREEMENT

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SCHEDULE 2.17(A)(I)-(XIX) – MATERIAL CONTRACTS

SEE ATTACHED LINK: REPM MATERIAL CONTRACTS

EXHIBITS AND SCHEDULES TO EQUITY PURCHASE AGREEMENT

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SCHEDULE 2.18 – INSURANCE

SEE ATTATCHED-- REPM INSURANCE DOCS

EXHIBITS AND SCHEDULES TO EQUITY PURCHASE AGREEMENT

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SCHEDULE 2.19(B) – INTELLECTUAL PROPERTY

SEE ATTACHED LINK:  REPM INTELLECTUAL PROPERTY

EXHIBITS AND SCHEDULES TO EQUITY PURCHASE AGREEMENT

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SCHEDULE 2.21 – BANKING INFORMATION

SEE ATTACHED LINK:  BANKING INFORMATION

EXHIBITS AND SCHEDULES TO EQUITY PURCHASE AGREEMENT

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SCHEDULE 2.22 – AFFILIATE TRANSACTIONS

NOT APPLICABLE

EXHIBITS AND SCHEDULES TO EQUITY PURCHASE AGREEMENT

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SCHEDULE 2.24(A)-(B) – CUSTOMERS AND SUPPLIERS

SEE ATTACHED LINK- REPM CUSTOMERS AND SUPPLIERS

EXHIBITS AND SCHEDULES TO EQUITY PURCHASE AGREEMENT

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SCHEDULE 2.25(M) – TAX RECORDS

SEE ATTACHED LINK:  REPM TAX RECORDS

EXHIBITS AND SCHEDULES TO EQUITY PURCHASE AGREEMENT

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SCHEDULE 2.27(B), (D)-(E) – COMPANY PRODUCTS AND WARRANTIES

NOT APPLICABLE

EXHIBITS AND SCHEDULES TO EQUITY PURCHASE AGREEMENT

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SCHEDULE 4.2(E) – SPECIFIC INDEMNITY MATTERS

NOT APPLICABLE

EXHIBITS AND SCHEDULES TO EQUITY PURCHASE AGREEMENT

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